As filed with the Securities and Exchange Commission on May __, 2010
Registration No. 333-164373

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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BERGIO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	5094	27-1338257
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12 Daniel Road E. Fairfield, New Jersey 07004
(973) 227-3230

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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Berge Abajian, Chief Executive Officer
12 Daniel Road E. Fairfield, New Jersey 07004
(973) 227-3230

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
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Approximate Date of Commencement of Proposed Sale to the Public:from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION
DATED MAY __, 2010

PROSPECTUS
BERGIO INTERNATIONAL, INC.
3,367,080 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the resale of 3,367,080 shares of our common stock, par value of $0.001, by certain individuals and entities who beneficially own shares of our common stock.  We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from this offering. However, the Company will receive proceeds from the sale of our common stock under the Securities Purchase Agreement which was entered into between the Company and Tangiers Investors, LP, (“Tangiers”), the selling stockholder. We agreed to allow Tangiers to retain 12% of the proceeds raised under the Securities Purchase Agreement, which is more fully described below.

The shares of our common stock are currently traded on the Over-the-Counter-Bulletin Board.  Our stock will be offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board during the term of this offering. The stock prices may be different than prevailing market prices or at privately negotiated prices. April 27, 2010, the last reported sale price of our common stock was $0.038 per share. Our common stock is quoted on the Over-the-Counter-Bulletin Board under the symbol “BRGO.” The market price of our stock will fluctuate based on the demand for the shares of our common stock.

On November 16, 2009 we entered into a Securities Purchase Agreement with Tangiers. Pursuant to the Securities Purchase Agreement the Company may, at its discretion, periodically sell to Tangiers shares of its common stock for a total purchase price of up to $25,000,000. For each share of common stock purchased under the Securities Purchase Agreement, Tangiers will pay us 88% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The price paid by Tangiers for the Company's stock shall be determined as of the date of each individual request for an advance under the Securities Purchase Agreement. Tangiers’ obligation to purchase shares of the Company's common stock under the Securities Purchase Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company's common stock sold under the Securities Purchase Agreement and is limited to $250,000 per ten consecutive trading days after the advance notice is provided to Tangiers. The Securities Purchase Agreement shall terminate and Tangiers shall have no further obligation to make advances under the Securities Purchase Agreement at the earlier of the passing of 24 months after the date that the Securities and Exchange Commission declares the Company’s registration statement effective or the Company receives advances from Tangiers equal to the $25,000,000. Pursuant to the Securities Purchase Agreement, Tangiers will received 1,111,111 shares of our common stock as a one-time commitment fee equal to $500,000 of the Company's common stock divided by the lowest volume weighted average price of the Company's common stock during the 30 days immediately following the date of the Securities Purchase Agreement, as quoted by Bloomberg, LP.

With the exception of Tangiers, who is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of our common stock by the selling stockholders will be placed in escrow, trust or any similar account.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is May __, 2010

GENERAL

As used in this Prospectus, references to “the Company,” “Bergio” “we”, “our,” “ours” and “us” refer to Bergio International, Inc. Inc., unless otherwise indicated. In addition, any references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Corporate Background and Our Business

We were incorporated on July 24, 2007 as Alba Mineral Exploration, Inc. under the laws of the state of Delaware.  We formed a wholly-owned subsidiary, also known as Alba Mineral Exploration, Inc., an Alberta corporation.  Alba Mineral was formed to conduct our originally planned mineral exploration on the Crow Hill mineral claim located on the Baie Verte Peninsula on Newfoundland Island, Canada.

In October 2009, subsequent to our reporting period, we acquired the business operations of Diamond Information Institute, Inc., a New Jersey corporation.  As a result of this transaction, we abandoned our prior business plan to develop the Crown Hill claim, in order to pursue what we perceive to be the superior opportunity presented by the acquired company.  Consequently, we have transferred the rights to Alba Mineral to our former officer and director, Owen Gibson, and certain of our prior shareholders. As a result of the acquisition in October, 2009, we have obtained all of the assets of Diamond Information Institute.

We are now in the business of designing and manufacturing upscale jewelry. We relocated our principal executive offices to 12 Daniel Road E. Fairfield, New Jersey 07004, and our telephone number is now (973) 227-3230.  We have also changed our name from Alba Mineral Exploration, Inc. to Bergio International, Inc., and have discontinued all prior business operations in favor of the business plan and operations of Diamond Information Institute, the acquired operations, which will be our only significant operations going forward.  Our website is located at  www.Bergio.com.

Summary Financial Information

In the table below, we provide you with our summary financial data which represents the business of Diamond Information Institute, the company we have acquired and whose operations we have since assumed beginning October, 2009. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations Data	Year Ended December 31, 2009	Year Ended December 31, 2008
Sales- Net	$975,354	$1,385,620
Gross Profit	284,646	537,644
Total Operating Expenses	789,417	1,631,287
Net Loss	(597,725)	(1,106,856)
Net Loss Per Share	(0.01)	(0.02)

Balance Sheet Data	Year Ended December 31, 2009	Year Ended December 31, 2008
Current Assets	$1,722,903	$2,079,321
Current Liabilities	2,100,386	1,996,988
Long-Term Liabilities	205,595	136,362
Total Stockholders’ Equity (Deficit)	(417,771)	111,954
Total Liabilities and Stockholders’ Equity (Deficit)	$1,888,210	$2,245,304

Securities Being Offered	Up to 3,367,080 shares of common stock in Bergio International, Inc.

Initial Offering Price
The selling shareholders will sell our shares at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

Terms of the Offering	The selling shareholders will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering
The offering will conclude when all of the 3,367,080 shares of common stock have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration of the shares.
Tangiers, as an underwriter, cannot avail itself of the provisions of Rule 144 in order to resell the shares of common stock issued to it under the Securities Purchase Agreement.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors.”

Common Stock Issued Before Offering	84,109,288 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Issued After Offering (1)	87,476,388 shares of common stock.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

(1)	Assumes the issuance to Tangiers of all shares being registered under the Securities Purchase Agreement.

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks related to our Securities Purchase Agreement

Existing stockholders will experience significant dilution from our sale of shares under the Securities Purchase Agreement.

The sale of shares pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly as we sell shares pursuant to the Securities Purchase Agreement. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

The investor under the Securities Purchase Agreement will pay less than the then-prevailing market price of our common stock.

The common stock to be issued under the Securities Purchase Agreement will be issued at 88% of the lowest daily volume weighted average price of our common stock during the five consecutive trading days immediately following the date we send an advance notice to the investor and is subject to further reduction provided in the Securities Purchase Agreement. These discounted sales could also cause the price of our common stock to decline. As a result, as the price of our common stock declines we will be required to issue more shares to Tangiers in order to obtain the financing we require under the Securities Purchase Agreement. As Tangiers sells our stock into the market the stock price may decrease due to additional shares in the market, which could allow Tangiers to receive even greater amounts of common stock, sales of which would further depress our stock price.

The sale of our stock under the Securities Purchase Agreement could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Securities Purchase Agreement could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

We may be limited in the amount we can raise under the Securities Purchase Agreement because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

The Company intends to exert its best efforts to avoid a significant downward pressure on the price of its common stock by refraining from placing more shares into the market than the market can absorb. This potential adverse impact on the stock price may limit our willingness to use the Securities Purchase Agreement. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price

We may not be able to access sufficient funds under the Securities Purchase Agreement when needed.

The commitment amount of the Securities Purchase Agreement is $25,000,000. After estimated fees and offering costs, we will receive net proceeds of approximately $24,950,000. At our current share price of $0.038 per share we will sell our stock to Tangiers at 88% of the market price per share which equates to a share price of $0.0334.  If our current share price remains at $0.038 we will need to register  748,502,994 shares of our common stock in order to obtain the full $25,000,000 available to us under the Securities Purchase Agreement. The total amount of 3,367,080 shares of our common stock that we are registering under this registration statement will be issued to Tangiers in order to obtain the funds available to us under the Securities Purchase Agreement.  Which means we will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement. If we issue to Tangiers all 3,367,080 shares of our common stock we will register, we will only be able to receive approximately $62,460 in net proceeds after paying expenses related to this registration statement of approximately $50,000.

Our ability to raise funds under the Securities Purchase Agreement is also limited by a number of factors, including the fact that the maximum advance amount is capped at $250,000 as well as the fact that we are not permitted to submit any request for an advance within 10 trading days of a prior request. Also the Company may only draw an amount equal to the average daily trading volume in dollar amount during the 10 trading days preceding the advance date. As such, although sufficient funds are made available to the Company under the Securities Purchase Agreement, such funds may not be readily available when needed by the Company.

The Securities Purchase Agreement restricts our ability to engage in alternative financings.

The structure of transactions under the Securities Purchase Agreement will result in the Company being deemed to be involved in a near continuous indirect primary public offering of our securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns and therefore limits our ability to obtain additional funding if necessary. If we do not obtain the necessary funds required to maintain the operations of the business and to settle our liabilities on a timely manner, the business will inevitable suffer.

The Company must maintain a listing on the Over-The –Counter Bulletin Board to maintin its financing under the Securities Purchase Agreement.

If for any reason the Company is unable to maintain its listing on the Over-the-Counter Bulletin Board, then the Company will be unable to receive financing under the Securities Purchase Agreement. The lost of the listing would therefore mean that the Company could not access the capital it would expect to receive from Tangiers under the Securities Purchase Agreement.

We may be unable to maintain enough shares to issue to Tangiers under the Securities Purchase Agreement.

At our current stock price of $0.038 we will need to issue Tangiers 748,502,994 shares in order to obtain the total amount of financing that is available to us under the Securities Purchase Agreement with Tangiers.  As our stock price decreases we will need to issue even more shares in order to obtain financing under the Securities Purchase Agreement. We are currently authorized to issue 200,000,000 shares, which means we will need to increase our authorized shares in order to obtain financing that we are entitled to under the Securities Purchase Agreement.  We will need to obtain shareholder approval to increase our authorized shares. If we do not obtain shareholder approval we could be prevented from obtaining the financing we need under the Securities Purchase Agreement.

We will not be able to use the Securities Purchase Agreement if the shares to be issued in connection with an advance would result in Tangiers owning more than 9.9% of our outstanding common stock.

Under the terms of the Securities Purchase Agreement, we may not request advances if the shares to be issued in connection with such advances would result in Tangiers and its affiliates owning more than 9.9% of our outstanding common stock. We are permitted under the terms of the Securities Purchase Agreement to make limited draws on the Securities Purchase Agreement so long as Tangiers beneficial ownership of our common stock remains lower than 9.9%. A possibility exists that Tangiers and its affiliates may own more than 9.9% of our outstanding common stock (whether through open market purchases, retention of shares issued under the Securities Purchase Agreement, or otherwise) at a time when we would otherwise plan to obtain an advance under the Securities Purchase Agreement.  As such, by operation of the provisions of the Securities Purchase Agreement, the Company may be prohibited from procuring additional funding when necessary due to these provisions discussed above.

The Securities Purchase Agreement will restrict our ability to engage in alternative financings.

The structure of transactions under the Securities Purchase Agreement will result in the Company being deemed to be involved in a near continuous indirect primary public offering of our securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns and therefore limits our ability to obtain additional funding if necessary. If we do not obtain the necessary funds required to maintain the operations of the business and to settle our liabilities on a timely manner, the business will inevitable suffer.

Risks Related To Our Business

A decline in discretionary consumer spending may adversely affect our industry, our operations, and ultimately our profitability.

Luxury products, such as fine jewelry, are discretionary purchases for consumers.  Any reduction in consumer discretionary spending or disposable income may affect the jewelry industry more significantly than other industries.  Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates.  Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

Because we are highly dependent on our key executive officer for the success of our business plan and may be dependent on the efforts and relationships of the principals of future acquisitions and mergers, if any of these individuals become unable to continue in their role, our business could be adversely affected.

We believe our success will depend, to a significant extent, on the efforts and abilities of Berge Abajian, our CEO.  If we lost Mr. Abajian, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we could find a satisfactory replacement for Mr. Abajian at all, or on terms that are not unduly expensive or burdensome.

If we grow and implement our business plan, we will need to add managerial talent to support our business plan.  There is no guarantee that we will be successful in adding such managerial talent.  These professionals are regularly recruited by other companies and may choose to change companies.  Given our relatively small size compared to some of our competitors, the performance of our business may be more adversely affected than our competitors would be if we lose well-performing employees and are unable to attract new ones.

Because we intend to acquire businesses and such activity involves a number of risks, our core business may suffer.

We may consider acquisitions of assets or other business. Any acquisition involves a number of risks that could fail to meet our expectations and adversely affect our profitability. For example:

▪	The acquired assets or business may not achieve expected results;

▪	We may incur substantial, unanticipated costs, delays or other operational or financial problems when integrating the acquired assets;

▪	We may not be able to retain key personnel of an acquired business;

▪	Our management’s attention may be diverted; or

▪	Our management may not be able to manage the acquired assets or combined entity effectively or to make acquisitions and grow our business internally at the same time.

If these problems arise we may not realize the expected benefits of an acquisition.

Because the jewelry industry in general is affected by fluctuations in the prices of precious metals and precious and semi-precious stones, we could experience increased operating costs that will affect our bottom line.

The availability and prices of gold, diamonds, and other precious metals and precious and semi-precious stones may be influenced by cartels, political instability in exporting countries and inflation.  Shortages of these materials or sharp changes in their prices could have a material adverse effect on our results of operations or financial condition.  A significant change in prices of key commodities, including gold, could adversely affect our business or reduce operating margins and impact consumer demand if retail prices increased significantly, even though we historically incorporate any increases in the purchase of raw materials to our consumers.  Additionally, a significant disruption in our supply of gold or other commodities could decrease the production and shipping levels of our products, which may materially increase our operating costs and ultimately affect our profit margins.

Because we depend on our ability to identify and respond to fashion trends, if we misjudge these trends, our ability to maintain and gain market share will be effected.

The jewelry industry is subject to rapidly changing fashion trends and shifting consumer demands.  Accordingly, our success may depend on the priority that our target customers place on fashion and our ability to anticipate, identify, and capitalize upon emerging fashion trends.  If we misjudges fashion trends or are unable to adjust our products in a timely manner, our net sales may decline or fail to meet expectations and any excess inventory may be sold at lower prices.

Our ability to maintain or increase our revenues could be harmed if we are unable to strengthen and maintain our brand image.

We have spent significant amounts in branding our Bergio and Bergio Bridal lines.  We believe that primary factors in determining customer buying decisions, especially in the jewelry industry, are determined by price, confidence in the merchandise and quality associated with a brand.  The ability to differentiate products from competitors of the Company has been a factor in attracting consumers.  However, if the Company’s ability to promote its brand fails to garner brand recognition, its ability to generate revenues may suffer.  If the Company fails to differentiate its products, its ability to sell its products wholesale will be adversely affected.  These factors could result in lower selling prices and sales volumes, which could adversely affect its financial condition and results of operations.

We maintain a relatively large inventory of our raw materials and if this inventory is lost due to theft, our results of operations would be negatively impacted.

We purchase large volumes of precious metals and store significant quantities of raw materials and jewelry products at our facility in New Jersey.  Although we have an insurance policy with Lloyd’s of London, if we were to encounter significant inventory losses due to third party or employee theft from our facility which required us to implement additional security measures, this would increase our operating costs.  Also such losses of inventory could exceed the limits of, or be subject to an exclusion from, coverage under our current insurance policy.  Claims filed by us under our insurance policies could lead to increases in the insurance premiums payable by us or possible termination of coverage under the relevant policy.

If we were to experience substantial defaults by our customers on accounts receivable, this could have a material adverse affect on our liquidity and results of operations.

Approximately $342,000 of our working capital consists of accounts receivable from customers.  If customers responsible for a large amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected.  An economic or industry downturn could materially affect the ability to collect these accounts receivable, which could then result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations.  A significant deterioration in the ability to collect on accounts receivable could affect our cash flow and working capital position.

We May Not Be Able To Increase Sales Or Otherwise Successfully Operate Our Business, Which Could Have A Significant Negative Impact On Our Financial Condition.

We believe that the key to our success is to increase our revenues and available cash. We may not have the resources required to promote our business and its potential benefits. If we are unable to gain market acceptance of our business, we will not be able to generate enough revenue to achieve and maintain profitability or to continue our operations.

We may not be able to increase our sales or effectively operate our business. To the extent we are unable to achieve sales growth, we may continue to incur losses. We may not be successful or make progress in the growth and operation of our business. Our current and future expense levels are based on operating plans and estimates of future sales and revenues and are subject to increase as strategies are implemented. Even if our sales grow, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Further, if we substantially increase our operating expenses to increase sales and marketing, and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely affected and, if sustained, could have a material adverse effect on our business. To the extent we implement cost reduction efforts to align our costs with revenue, our sales could be adversely affected.

We May Be Unable To Manage Growth, Which May Impact Our Potential Profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•*	Establish definitive business strategies, goals and objectives

•*	Maintain a system of management controls

•*	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.  More specifically, the Financial Industry Regulatory Authority (“FINRA”) has enacted Rule 6530, which determines eligibility of issuers quoted on the OTC Bulletin Board by requiring an issuer to be current in its filings with the Commission.  Pursuant to Rule 6530(e), if we file our reports late with the Commission three times our securities will be removed from the OTC Bulletin Board for failure to timely file.  As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is considered a “penny stock,” and is subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered to be a “penny stock” since it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended, or the Exchange Act. Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Because our current chief executive officer and sole director, Mr. Berge Abajian, owns a significant percentage of our company, he will be able to exercise significant influence over our company, despite your ability to vote.

Berge Abajian, our chief executive officer and sole director, beneficially owns a majority of our common stock.  Accordingly, Mr. Abajian will be able to determine the composition of our board of directors, will retain the effective voting power to approve all matters requiring shareholder approval, will prevail in matters requiring shareholder approval, including, in particular the election and removal of directors, and will continue to have significant influence over our business.  As a result of his ownership and position in the Company, Mr. Abajian is able to influence all matters requiring shareholder action, including significant corporate transactions.  In addition, sales of significant amount of shares held by Mr. Abajian, or the prospect of these sales, could adversely affect the market price of our common stock.

Tangiers could own a majority of our shares in the event we waive certain provisions of the Securities Purchase Agreement.

Under the Securities Purchase Agreement Tangiers is limited to owning no more than 9.9% of our common stock at any point in time. However, in the event we waived this provision in order to obtain additional financing, Tangiers could end up owning a majority of our company based on the current stock price and the maximum number of shares were issued under the Securities Purchase Agreement to provide us the financing we are allowed.

Trading of our stock may be restricted by the Securities Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements and are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

THE OFFERING

This offering relates to the sale of our common stock by selling stockholders, who intend to sell up to 3,367,080 shares of our common stock which are subject to issuance under the Securities Purchase Agreement, dated November 16, 2009.  Pursuant to the Securities Purchase Agreement the Company may, at its discretion, periodically sell to Tangiers shares of its common stock for a total purchase price of up to $25,000,000. For each share of common stock purchased under the Securities Purchase Agreement, Tangiers will pay  us 88% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The price paid by Tangiers for the Company's stock shall be determined as of the date of each individual request for an advance under the Securities Purchase Agreement. Tangiers’ obligation to purchase shares of the Company's common stock under the Securities Purchase Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company's common stock sold under the Securities Purchase Agreement and is limited to $250,000 per ten consecutive trading days after the advance notice is provided to Tangiers. The Securities Purchase Agreement shall terminate and Tangiers shall have no further obligation to make advances under the Securities Purchase Agreement at the earlier of the passing of 24 months after the date that the Securities and Exchange Commission declares the Company’s registration statement effective or the Company receives advances from Tangiers equal to the $25,000,000. Pursuant to the Securities Purchase Agreement , Tangiers received 1,111,111 shares of our common stock as a one-time commitment fee equal to $500,000 of the Company's common stock divided by the lowest volume weighted average price of the Company's common stock during the 30 days immediately following the date of the Securities Purchase Agreement, as quoted by Bloomberg, LP.

The commitment amount of the Securities Purchase Agreement is $25,000,000. After estimated fees and offering costs, we will receive net proceeds of approximately $24,950,000 provided we are able to continue to maintain a sufficient number of shares authorized for issuance under the Securities Purchase Agreement and are able to register those shares for issuance to Tangiers. We will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement. If we issue to Tangiers all 3,367,080 shares of our common stock we will only be able to receive approximately $62,460 in net proceeds after paying expenses related to this registration statement of approximately $50,000.

Tangiers intends to sell any shares purchased under the Securities Purchase Agreement at the then prevailing market price. These sales of our common stock in the public market could lower the market price of our common stock. In the event that the market price of our common stock decreases, we would not be able to draw down the remaining balance available under the Securities Purchase Agreement with the number of shares being registered in the accompanying registration statement.

Under the terms of the Securities Purchase Agreement, Tangiers is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock. Among other things, this Prospectus relates to the shares of our common stock to be issued under the Securities Purchase Agreement. There are substantial risks to investors as a result of the issuance of shares of our common stock under the Securities Purchase Agreement. These risks include dilution of our shareholders, significant declines in our stock price and our inability to draw sufficient funds when needed.

There is an inverse relationship between our stock price and the number of shares to be issued under the Securities Purchase Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Securities Purchase Agreement for a given advance.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of our common stock in this offering. The selling stockholders will receive all such proceeds.

However, we will receive proceeds from the sale of shares of our common stock to Tangiers under the Securities Purchase Agreement. Tangiers will purchase our shares of common stock under the Securities Purchase Agreement at a 12% discount to the current market price. The purchase price of the shares purchased under the Securities Purchase Agreement will be equal to 88% of the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five (5) consecutive trading days immediately following the notice date.

Pursuant to the Securities Purchase Agreement, we cannot draw more than $250,000 every 10 trading days.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Securities Purchase Agreement. The table assumes estimated offering expenses of $50,000. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds:	$112,460	$10,000,000	$15,000,000	$25,000,000
Net proceeds:	$62,460	$9,950,000	$14,950,000	$24,950,000
Number of shares that would have to be issued under the Securities Purchase Agreement at an assumed offering price equal to $0.0334 (which is 88% of an assumed market price of $0.038)	3,367,080	299,401,198	499,101,796	748,502,994
USE OF PROCEEDS
General Working Capital	$62,460	$9,950,000	$14,950,000	$24,950,000
Total	$62,460	$9,950,000	$14,950,000	$24,950,000

The Securities Purchase Agreement allows us to use our proceeds for acquisitions, which includes any general business purpose that the Company deems appropriate, including acquisitions related to the Company’s business. We have chosen to pursue the Securities Purchase Agreement funding because it will make a large amount of cash available to us with the advantage of allowing us to decide when, and how much, we will draw from this financing. We will be in control of the draw down amounts and hope to be able to draw down from the Securities Purchase Agreement whenever the Company deems that such funds are needed. Our objective will be to draw down on the Securities Purchase Agreement funding during periods of positive results for us and during stages when our stock price is rising, in order to control and minimize, as much as possible, the potential dilution for our current and future stockholders. It may not be possible for us to always meet our objective; therefore, we will continue to identify alternative sources of financing, as we always have, including additional private placements of our stock.

DETERMINATION OF OFFERING PRICE

The shares of our common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

DILUTION

At our current assumed market price of $0.0334 we will need to issue 748,502,994 shares in order to obtain the full $25,000,000 under the Securities Purchase Agreement.  The issuance of the 748,502,994 shares to Tangiers pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders. For any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement which would expose our existing stockholders to greater dilution.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. A description of our relationship to the selling shareholders’ and how the selling shareholders acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned before Offering	Percentage of Outstanding Shares Beneficially Owned before Offering (1)	Shares that Could Be Issued to Draw Down Under the Securities Purchase Agreement	Shares that May Be (2) Acquired Under the Securities Purchase Agreement	Percentage of Outstanding Shares Being Registered to Be Acquired Under the Securities Purchase Agreement (4)	Shares to Be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned after Offering(3)
Tangiers	1,111,111	1.27%	3,367,080	748,502,994	30%	3,367,080	1.27%
Total	1,111,111	1.27%	3,367,080	748,502,994	30%	3,367,080	1.27%

———————
(1)  Applicable percentage of ownership is based on 84,109,288 shares of our common stock outstanding as of April 15, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(2)  Represents the number of shares of our common stock that would need to be issued to Tangiers at an assumed market price of $0.0334 to draw down the entire $25 million available under the Securities Purchase Agreement.

(3)  Applicable percentage of ownership is based on assumed 87,476,388 shares of our common stock outstanding after the offering due to the possible issuance of shares of common stock to Tangiers under the Securities Purchase Agreement.

(4)  The number of shares being registered equals 30% of the outstanding shares after deducting the shares held by affiliates of the Company.

Shares Acquired In Financing Transactions

Tangiers. Tangiers is the investor under the Securities Purchase Agreement. All investment decisions of, and control of, Tangiers are held by Robert Papiri and Michael Sobeck its managing partners. Tangiers Capital, LLC, makes the investment decisions on behalf of and controls Tangiers. Tangiers acquired all shares being registered in this offering in a financing transaction with us. This transaction is explained below:

Securities Purchase Agreement. On November 16, 2009 we entered into a Securities Purchase Agreement with Tangiers. Pursuant to the Securities Purchase Agreement the Company may, at its discretion, periodically sell to Tangiers shares of its common stock for a total purchase price of up to $25,000,000. For each share of common stock purchased under the Securities Purchase Agreement, Tangiers will pay  us 88% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The price paid by Tangiers for the Company's stock shall be determined as of the date of each individual request for an advance under the Securities Purchase Agreement. Tangiers’ obligation to purchase shares of the Company's common stock under the Securities Purchase Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company's common stock sold under the Securities Purchase Agreement and is limited to $250,000 per ten consecutive trading days after the advance notice is provided to Tangiers. The Securities Purchase Agreement shall terminate and Tangiers shall have no further obligation to make advances under the Securities Purchase Agreement at the earlier of the passing of 24 months after the date that the Securities and Exchange Commission declares the Company’s registration statement effective or the Company receives advances from Tangiers equal to the $25,000,000. Pursuant to the Securities Purchase Agreement, Tangiers will receive a one-time commitment fee equal to $500,000 of the Company's common stock divided by the lowest volume weighted average price of the Company's common stock during the 30 business days immediately following the date of the Securities Purchase Agreement, as quoted by Bloomberg, LP.

As of April 15, 2010 the shares of common stock to be issued in order to receive advances under the Securities Purchase Agreement upon issuance would equal approximately 30% of our outstanding common stock.

There are certain risks related to sales by Tangiers, including:

•*
The outstanding shares will be issued based on a discount to the market rate. As a result, the lower the stock price is around the time Tangiers is issued shares, the greater chance that Tangiers gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•*
To the extent Tangiers sells our common stock, our common stock price may decrease due to the additional shares in the market. This could allow Tangiers to sell greater amounts of common stock, the sales of which would further depress the stock price.

•*
The significant downward pressure on the price of our common stock as Tangiers sells material amounts of our common stock could encourage short sales by Tangiers or others. This could place further downward pressure on the price of our common stock.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be sold or transferred directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Tangiers is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Securities Purchase Agreement. Tangiers will pay us 88% of, or a 12% discount to, the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five (5) consecutive trading days immediately following the advance date. In addition, pursuant to the Securities Purchase Agreement, Tangiers will receive a one-time commitment fee equal to $500,000 of the Company's common stock divided by the lowest volume weighted average price of the Company's common stock during the 10 business days immediately following the date of the Securities Purchase Agreement, as quoted by Bloomberg, LP.

The commitment amount of the Securities Purchase Agreement is $25,000,000. After estimated fees and offering costs, we will receive net proceeds of approximately $24,950,000. At our current share price of $0.038 per share we will sell our stock to Tangiers at 88% of the market price per share which equates to a share price of $0.0334.  If our current share price remains at $0.038 we will need to register 748,502,994 shares of our common stock in order to obtain the full $25,000,000 available to us under the Securities Purchase Agreement. The total amount of 3,367,080 shares of our common stock that we are registering under this registration statement will be issued to Tangiers in order to obtain the funds available to us under the Securities Purchase Agreement.  Which means we will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement. If we issue to Tangiers all 3,367,080 shares of our common stock we will register, we will only be able to receive approximately $62,460 in net proceeds after paying expenses related to this registration statement of approximately $50,000.

The dollar amount of the equity line was based on a number of considerations which include (i) the Company’s capital requirements; (ii) the Company’s then share price and then number of shares outstanding; and (iii) Tangiers’ ability to purchase shares in an amount required to provide capital to the Company.

Under the Securities Purchase Agreement Tangiers contractually agrees not to engage in any short sales of our stock and to our knowledge Tangiers has not engaged in any short sales or any other hedging activities related to our stock.

Tangiers was formed is a Delaware limited partnership. Tangiers is a domestic hedge fund in the business of investing in and financing public companies. Tangiers does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of our common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all of the expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Tangiers and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. The offering expenses are estimated as follows: a SEC registration fee of $100.83 accounting fees of $14,800 and legal fees of $35,000. We will not receive any proceeds from the sale of any of the shares of our common stock by the selling stockholders. However, we will receive proceeds from the sale of our common stock under the Securities Purchase Agreement.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Regulation S-K and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders – an order to buy or sell a specific number of shares at the current market price – it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

The Company is not a party to any litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and quality.  Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

Our directors, executive officers and other significant employees, their ages and positions are as follows:

Name	Age	Position with the Company
Berge Abajian(1)	50	Chairman and Chief Executive Officer
Arpi Abajian (2)	46	Secretary

(1) Berge Abajian became the Company’s sole Director and Chief Executive Officer in October, 2009 as part of the Company’s acquisition of the Diamond Information Institute, Inc., a publically held New Jersey corporation.  Immediately following the closing of the acquisition the Company’s former Chief Executive Officer and sole director, Mr. Owen Gibson, resigned and Mr. Abajian was appointed as our sole officer and director.

(2) Arpi Abajian was appointed to serve as Secretary by the Company’s Board of Directors on October 29, 2009. Ms. Abajian is the wife of Mr. Abajian the Company’s sole Director and the Chief Executive Officer of the Company.

Berge Abajian became the Chief Executive Officer of Bergio International in October 2009. Prior to that, Mr. Abajian served as CEO of the Diamond Information Institute, a publicly traded company listed on the Over-the Counter-Bulletin Board, from 1988 to October 2009. Mr. Abajian has a BS in Business Administration from Fairleigh Dickinson University and is well known and respected in the jewelry industry.  Since 2005, Mr. Abajian has served as the President of the East Coast branch of the Armenian Jewelry Association and has also served as a Board Member on MJSA (Manufacturing Jewelers and Suppliers of America), New York Jewelry Association, and the 2001-2002 Luxury Show.

Arpi Abajian, was appointed our Secretary on October 29, 2009, by the Company’s Board of Directors. For the past 10 years Ms. Abajian has worked at Diamond Information Institute in various administrative positions.  Ms. Abajian is currently married to the Chief Executive Officer and Sole Director of our company and does not serve on the board of any other companies.

Involvement In Certain Legal Proceedings

None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

(1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Directors

We currently have one director.  Immediately prior to the effective time of the Acquisition, Owen Gibson resigned as our sole officer and director. Pursuant to the terms of the Share Exchange Agreement, Berge Abajian, who prior to the Acquisition was the director of the Diamond Information Institute, Inc, was appointed as our director.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

There are no family relationships among our directors and executive officers.

Meetings of Our Board of Directors

Our board of directors did not hold any meetings during the most recently completed fiscal year end. Various matters were approved by consent resolution, which in each case was signed by each of the members of the Board then serving.

Committees of the Board

We do not currently have a compensation committee, executive committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

The appropriate size of our Board of Directors;

Our needs with respect to the particular talents and experience of our directors;

The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

Experience in political affairs;

Experience with accounting rules and practices; and

The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 15, 2010 certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock	Title of Class	Amount and Nature of Beneficial Ownership1	% of Common Stock2
Berge Abajian	Common Stock	26,654,700 Shares	31.7%
Arpi Abajian	Common Stock	65,652 Shares	Less than 1%
DIRECTORS AND OFFICERS – TOTAL		26,720,352 Shares	31.8%
5% SHAREHOLDERS Arabel	Common Stock	4,500,000	5.4%

1.
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant. Percentages are based on a total of 84,109,288 shares of common stock outstanding on April 15, 2010 and shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of April 15, 2010, as described above. The inclusion in the aforementioned table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, to our knowledge based upon information produced by the persons and entities named in the table, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person or entity.

Addresses for all of the individuals listed in the table below are c/o Bergio International, 12 Daniel Road East Fairfield, New Jersey 07004.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

Common Stock

We have 200,000,000 common shares with a par value of $0.001 per share of common stock authorized, of which 84,109,288 shares were outstanding as of April 15, 2010.

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors.  There is no right to cumulative voting in the election of directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of the our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is also required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Delaware General Corporation Law (the “DGCL”) provides that a corporation may pay dividends out of surplus, out the corporation's net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock raving a distribution preference.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Preferred Stock

We have 10,000,000 preferred shares with a par value of $0.001 per share of preferred stock authorized.  No shares of preferred stock have been issued.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation Authorized And Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval.  These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.  The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company’s Board of Directors’ desires.  A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES

ACT LIABILITIES

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Bergio International, Inc.+ in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2009 have been audited by Silberstein Ungar, PLLC and by MSPC, Certified Public Accountants and Advisors, A Professional Corporationfor the fiscal year ended December 31, 2008. The reports of Silberstein Ungar, PLLC and MSPC, Certified Public Accountants and Advisors, A Professional Corporation are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 22, 2009, Board of Directors of the Company dismissed Seale and Beers, CPAs, its independent registered public account firm. On October 27, 2009, the accounting firm of Silberstein Ungar, PLLC was engaged as the Company’s new independent registered public accounting firm. The Board of Directors of the Company approved of the dismissal of Seale and Beers, CPAs and the engagement of Silberstein Ungar, PLLC as its independent auditor.

Seale and Beers, CPAs did not produce a report on the Company’s financial statements for either of the past two years or any interim period through the date of dismissal on October 22, 2009.

During the Company’s two most recent fiscal years and through October 22, 2009, there were no disagreements with Seale and Beers, CPAs whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Seale and Beers, CPAs’ satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with any report on the Company’s financial statements.

The Company has requested that Seale and Beers, CPAs furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. The letter was filed as as an exhibit to Amendment No. 1 of the Company’s  Form 8-K/A filed with the SEC on November 3, 2009.

On October 27, 2009, the Company engaged Silberstein Ungar, PLLC as its independent accountant. During the two most recent fiscal years and the interim periods preceding the engagement and through October 27, 2009, the Company has not consulted Silberstein Ungar, PLLC regarding any of the matters set forth in Item 304(a)(2) of Regulation S-K.

VALIDITY OF SECURITIES

The opinion regarding validity of the shares offered herein has been provided by the law offices of Christopher K. Davies, Esq. and has been filed with the Registration Statement.

DESCRIPTION OF BUSINESS

Company Overview

We were incorporated as “Alba Mineral Exploration, Inc.” on July 24, 2007, in the State of Delaware for the purpose of engaging in mineral properties. On October 19, 2009, we entered into the Exchange Agreement with Diamond Information Institute, whereby we acquired all of the issued and outstanding common stock of Diamond Information Institute and have changed the name of the Company to Bergio International.

As a result of entering into the Exchange Agreement, we have determined to pursue the business plan of Diamond Information Institute. We are now in the business of designing and manufacturing upscale jewelry.

Our Business

We are entering into our 20th year of operations and concentrate on boutique, upscale jewelry stores.  We currently sell our jewelry to approximately 150 independent jewelry retailers across the United States and have spent over $3 million in branding the Bergio name through tradeshows, trade advertising, national advertising and billboard advertising since launching the line in 1995.  We have manufacturing control over our line as a result of having a manufacturing facility in New Jersey as well as subcontracts with facilities in Italy and Bangkok.

It is our intention to establish Bergio International as a holding company for the purpose of acquiring established jewelry design and manufacturing firms who possess branded product lines.  Branded product lines are products and/or collections whereby the jewelry manufacturers have established their products within the industry through advertising in consumer and trade magazines as well as possibly obtaining federally registered trademarks of their products and collections.  This is in line with our strategy and belief that a brand name can create an association with innovation, design and quality which helps add value to the individual products as well as facilitate the introduction of new products.

We intend to acquire design and manufacturing firms throughout the United States and Europe.  If and when we pursue any potential acquisition candidates, we intend to target the top 10% of the world’s jewelry manufactures that have already created an identity and brand in the jewelry industry.  We intend to locate potential candidates through our relationships in the industry and expect to structure the acquisition through the payment of cash, which will most likely be provided from third party financing, as well as our common stock but not cash generated from our operations.  In the event we obtain financing from third parties for any potential acquisitions, Bergio International may agree to issue our common stock in exchange for the capital received.  However, as of the date of this Current Report, we do not have any binding agreements with any potential acquisition candidates or arrangements with any third parties for financing.

Principal Products and Services

We have historically sold our products directly to distributors, retailers and other wholesalers, who then in turn sell their products to consumers through retail stores.  Independent retail jewelers that offer the current Bergio line are not under formal contracts and most sell competing products.

Our products consist of a wide range of unique styles and designs made from precious metals such as gold, platinum and Karat gold, as well as other precious stones.  We continuously innovate and change our designs based upon consumer trends and as a result of new designs being created we believe we are able to differentiate ourselves and strengthen our brands.  We sell our products to our customers at price points that reflect the market price of the base material plus a markup reflecting our design fee and processing fees.

Each year, most jewelry manufacturers bring new products to market. We believe that we are a trendsetter in jewelry manufacturing.  As a result, we come out with a variety of products throughout the year that we believe have commercial potential to meet what we feel are new trends within the industry.  The “Bergio” designs consist of upscale jewelry that includes white diamonds, yellow diamonds, pearls, and colored stones, in 18K gold, platinum, and palladium.  We currently design and produce approximately 50 to 75 product styles.  Prices for our products range from $400 to $200,000.

Our product range is divided into three fashion lines: (i)18K gold line, (ii) a bridal line, and (iii) a couture and/or one of kind pieces. Our officer and director, Mr. Abajian, consults regularly with the design teams of his Italian manufacturers, which usually results in a constant continuation of new products and sometimes entire lines being developed.  Typically, new products come on line approximately every 3 months and most recently, Bergio International introduced its latest collection “Power in Pink”, which launched in April 2008 and consists of approximately 35 pieces made with pink gold and diamonds.  Depending on the timing and styling at any point in time, our products and collections would fall in one of the various categories shown below:

1.	Whimsical. The whimsical line includes charms, crosses and other “add-on” pieces.

2.
Middle. The proposed middle line will consist of fashion jewelry utilizing colored stones, diamonds and pearls applied to a variety of applications such as necklaces, pendants, earrings, bracelets and rings. The metals that we intend to use for the Middle line include platinum, 18K white & yellow gold.

3.
Couture. The Couture line is our most luxurious line, and consists of one of a kind pieces, new showcase products each year, and predominantly utilizes diamonds, platinum and other precious metals and stones of the highest grade and quality available.

4.
Bridal. The Bridal line is our core business. We attempt to stay on the forefront of trends and designs in the bridal market with the latest in wedding sets, engagement rings and wedding bands for both men and women.

Each year, we attempt to expand and/or enhance these lines, while constantly seeking to identify trends that we believe exist in the market for new styles or types of merchandise.  Design and innovation are the primary focus of our manufacturing and we are less concerned with the supply and capacity of raw materials.  Over the last 19 years, Mr. Abajian has been the primary influencer over the Bergio collections.  Mr. Abajian with his contacts, which are located mostly overseas, regularly meets to discuss, conceptualize and develop Bergio’s various products and collections.  When necessary, additional suppliers and design teams can be brought in as the market needs dictate. Management intends to maintain a diverse line of jewelry to mitigate concentration of sales and continuously expand our market reach.

Distribution Methods and Marketing

We continue to devote our efforts towards brand development and utilize marketing concepts in an attempt to enhance the marketability of our products.  During the past several years, we have carried out our brand development strategy based on our product quality and design excellence, which is highlighted through our sales personnel.  We have established significant networks and relationships with retailers which allow our products to be promoted and sold nationwide.  We maintain a broad base of customers and concentrate on retailers that sell fashionable and high end jewelry.  We also work with our customers to adjust product strategies based on the customer’s feedback to try and decrease the likelihood of overstocked or undesired products.

We intend to further promote our products and brand by participating in trade shows and various exhibitions, consumer and trade advertisements, billboard advertisements, as well as make specialty appearances in retail stores carrying our products.

Sources and Availability of Raw Materials and Principal Suppliers

Most of the inventory and raw materials we purchase occurs through our manufacturers located in Europe.  The inventory that we directly maintain is based on recent sales and revenues of our products but ultimately is at the discretion of Mr. Abajian and his experience in the industry.  Our inventories are commodities that can be incorporated into future products or can be sold on the open market.  Additionally, we perform physical inventory inspections on a quarterly basis to assess upcoming styling needs and consider the current pricing in metals and stones needed for our products.

We acquire all raw gemstones, precious metals and other raw materials used for manufacturing our products on the open market.  We are not constrained in our purchasing by any contracts with any suppliers and acquire raw material based upon, among other things, availability and price on the open wholesale market.

Approximately 80% of our product line is contracted to manufacturing suppliers in Italy, who then procure the raw materials in accordance with the specifications and designs submitted by Bergio International.  However, the general supply of precious metals and stones used by us can be reasonably forecast even though the prices will fluctuate often.  Any price differentials in the precious metals and stones will typically be passed on to the customer.

For the raw materials not procured by contracted manufacturers, we have approximately 5 suppliers that compete for our business, with our largest gold suppliers being Carrera Casting and Metro Gold.  Most of our precious stones are purchased from C. Mahandra & Sons and EFD.  We do not have any formal agreements with any of our suppliers but have established an ongoing relationship with each of our suppliers.

Customers

During the year ended December 31, 2009, Shane & Co. accounted for approximately 5% of our annual sales.  During the year ended December 31, 2008, Shane & Co. accounted for approximately 9.5% of our annual sales.  Previously, we had one customer, Western Stones and Metals, during the year ended December 31, 2007, that accounted for approximately 9% of its annual sales.

Intellectual Property

Bergio is a federally registered trademarked name that we own.  Since the first trademark of “Bergio” was filed all advertising, marketing, trade shows and overall presentation of our product to the public has prominently displayed this trademark.  As additional lines are designed and added to our products, we may trademark new names to distinguish the particular products and jewelry lines.

Personnel

At December, 2009, we had 3 full-time employees and 2 part-time employees.  Of our current employees, 1 is sales and marketing personnel, 2 are manufacturing and 2 hold administrative and executive positions.  No personnel are covered by a collective bargaining agreement.  Our relationship with our employees is believed to be good.  We intend to use the services of independent consultants and contractors when possible or until we are able to hire personnel in house.

Competition and Market Overview

The jewelry design and manufacturer’s industry is extremely competitive and has low barriers to entry.  We compete with other jewelry design and manufacturers of upscale jewelry to the retail jewelry stores.  There are over 4,000 jewelry design and manufacturer’s companies, several of which have greater experience, brand name recognition and financial resources than Bergio International.

Our management believes that the jewelry industry competes in the global marketplace and therefore must be adaptable to ensure a competitive measure.  Recently the U.S. economy has encountered a slowdown and Bergio International anticipates the U.S. economy will most likely remain weak at least through the end of 2010. Consumer spending for discretionary goods such as jewelry is sensitive to changes in consumer confidence and ultimately consumer confidence is affected by general business considerations in the U.S. economy.  Consumer spending for discretionary spending generally declines during times of falling consumer confidence, which may affect our retail sale of our products.  U.S. consumer confidence reflected these slowing conditions throughout 2008.  The impact of the slowing U.S. economy is not usually known until the second quarter of any given year in our industry thus it is hard to estimate the actual impact the slowing economy will have on our business.

According to the United States Department of Commerce outlook in 2008, the United States apparent consumption of precious metal jewelry was expected to grow over the next few years at a slow but steady rate, before picking up considerably in 2010.  A stronger economy, more spending by the baby boomers and young professionals with an overall trend toward luxury products will lead to future growth.  From 2007 to 2011, apparent consumption of precious metal jewelry is expected to increase by an average of 3.9% per year, totaling $14.0 billion in 2011.  Therefore, we intend to make strong efforts to maintain our brand in the industry through our focus on the innovation and design of our products as well as being able to consolidate and increase cost efficiency when possible through acquisitions.

Environmental Regulation and Compliance

The United States environmental laws do not materially impact our manufacturing operations as a result of having a large majority of our jewelry manufacturing being conducted overseas.

In fact, approximately 80% of our manufacturing is contracted to quality suppliers in the vicinity of Valenza, Italy with the remaining 20% of setting and finishing work being conducted in Bergio International’s Fairfield, New Jersey facility.  The setting and finishing work done in our New Jersey facility involves the use of precision lasers, which use soap and water rather than soldering.  Also a standard polishing compound is used for the finishing work but it does not have a material impact on our cost and effect of compliance with environmental laws.

Government Regulation

Currently, we are subject to all of the government regulations that regulate businesses generally such as compliance with regulatory requirements of federal, state, and local agencies and authorities, including regulations concerning workplace safety, labor relations, and disadvantaged businesses.   In addition, our operations are affected by federal and state laws relating to marketing practices in the retail jewelry industry. We are subject to the jurisdiction of federal, various state and other taxing authorities.  From time to time, these taxing authorities review or audit our business.

Description of Property

Currently, we have a 1,730 square feet design and manufacturing facility located in Fairfield, New Jersey, which is currently being leased until August 31, 2010.  We also rent office space at this facility.  We pay approximately $2,200 per month.  Since a majority of the manufacturing is conducted by sub-contractors in Italy, the current space is presently adequate for the performance of all company functions, which includes minimal manufacturing, design and administrative needs.

Additionally, we anticipate opening additional offices and/or design facilities in other locations as we continue to implement our business plan throughout the United States, when and if any acquisitions are completed in the future.  At the current time, our expansion plans are in the preliminary stages with no formal negotiations being conducted.  Most likely no expansions will take place until additional revenues can be achieved or additional capital can be raised to help offset the costs associated with any expansion.

Litigation

Aside from the following, we are not a party to any pending legal proceeding. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

On February, 4, 2010, the Superior Court for the State of California approved an Order Approving Stipulation for Settlement of Claim in Socius CG II, Ltd. v. Bergio International Inc.  The order states that in full and final settlement of the claim against us in the total amount of $700,000 -- which Socius CG II, Ltd. (“Socius”) purchased from Columbia Bank arising out of a loan by Columbia Bank to us (through Diamond Information Institute, Inc., our susbdiary) in the principal amount of $700,000 -- we will issue and deliver to Socius 5,700,000 shares of our common stock, par value $0.01 per share, subject to adjustment as set forth in the order.

Effective on April 6, 2010, the Board of Directors of Bergio International, Inc., a Delaware corporation (the "Company") authorizied the issuance of 7,800,000 shares of common stock of the Company to Socius CG II, Ltd. (“Socius). The 7,800,000 shares of common stock were issued to Socius in connection with the settlement of debt in the aggregate amount of $274,000.41 (the “Claim”). The Claim is evidenced by that certain order approving stipulation for settlement of claims dated approximately April 6, 2010 between Socius, as plaintiff, and the Corporation, as defendant, Civil Case No. BC435032 in the Superior Court of the State of California for the County of Los Angeles, Central District (the “Order of Stipulation of Settlement”).

The Claim consists of certain debt which was purchased by Socius pursuant to those certain claims purchase agreements representing the following creditors: (i) $21,663.57 in debt due and owing to Carrea Castng Corp.; (ii) $12,8000.00 in debt due and owing to Cybel Trading Corporation; (iii) $174,249.00 in debt due and owing to Moore Stephens PC; (iv) $22,725.00 in debt due and owing to Salerno, Gannon & Angelo PC; (v) $10,140.44 in debt due and owing to Om Color Diamonds Inc.; and (vi) $5,422.40 in debt due and owing to Willis FAJS – Midtown NY. In accordance with the terms and provisions of the Order of Stipulation of Settlement, the Claim is to be satisfied in full by the issuance to Socius of 7,800,000 shares of free-trading common stock.

Reports to Security Holders

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and other reports and information with the Securities and Exchange Commission. You may read and copy these reports, statements, or other information we file at the SEC's public reference room  which is located at 100 F Street , NE Washington, DC 20549. Our filings are also available to the public from commercial document retrieval services and the Internet worldwide website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion reflects our plan of operation. This discussion should be read in conjunction with the audited financial statements of Diamond Information Institute for the years ended December 31, 2008 and 2007, and the interim period ended September 30, 2009. This discussion contains forward-looking statements regarding our expected financial position, business and financing plans. These statements involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed under the heading “Risk Factors.”

Overview

We were incorporated in the State of Delaware on July 24, 2007 under the name Alba Mineral Exploration, Inc. On October 21, 2009, as a result of a Share Exchange Agreement with Diamond Information Institute, Inc. (“Diamond”) (defined below), the corporate name was changed to Bergio International, Inc. and we implemented a 12 for 1 forward stock split of our common shares. All share and per share data has been adjusted to reflect such stock split. Our business now represents the business of Diamond. Diamond had minimal activity until 1995 when it began in the business of jewelry manufacturing under the name Diamond Information Institute (“d/b/a Bergio”).  Since 1995 Diamond has been engaged in the design and manufacture of upscale jewelry. We will continue these ongoing operations. We sell to approximately 150 independent jewelry retailers across the United States under the brand name Bergio. Our corporate office is located in Fairfield, New Jersey.

On October 19, 2009, we entered into a Share Exchange Agreement (the “Exchange Agreement”), with Diamond, a New Jersey corporation. Pursuant to the Exchange Agreement we acquired all the issued and outstanding common stock of Diamond, and Diamond became a wholly-owned subsidiary. In addition, we acquired all Diamond’s assets and liabilities effective as of the date of the Exchange Agreement. Per the Exchange Agreement, we issued 31,022,100 (2,585,175 pre-split) shares of our common stock to the shareholders of Diamond (approximately .21884 pre-split shares of Company common stock for each share of Diamond common stock), representing approximately 60% of our aggregate issued and outstanding common stock following the closing of the Exchange Agreement and the Stock Agreement (defined below). The acquisition of Diamond was treated as a recapitalization, and the business of Diamond became our business. At the time of the recapitalization, we were in the exploration development stage and was not engaged in any active business. The accounting rules for recapitalizations require that beginning October 19, 2009, the date of the recapitalization, the balance sheet reflects the consolidated assets and liabilities of Bergio International, Inc. and the equity accounts were recapitalized to reflect the newly capitalized company. The results of operations reflect the operations of Diamond for all periods presented.

In accordance with FASB ASC 805-10-55-11 through 805-10-55-14, we determined that Diamond is the accounting acquirer and treated the acquisition as a reverse merger or recapitalization and accordingly revised the consolidated financial statements and disclosed the accounting treatment in Note 1 to the consolidated financial statements for the year ended December 31, 2009. We identified Diamond as the accounting acquirer based on the following:

a)           the former stockholders of Diamond acquired 60% ownership of Bergio
b)           the senior management Diamond became the senior management of Bergio
c)           the directors of Diamond became the directors of Bergio
d)           the revenues, assets and operations of Diamond are the sole revenues, assets and operations of Bergio

In conjunction with the Exchange Agreement, on October 20, 2009 we entered into a Stock Purchase Agreement (the “Stock Agreement”) with certain stockholders of our company (the “former stockholders”). Pursuant to the Stock Agreement, we sold our 100% interest in Alba Mineral Exploration, Inc., an Alberta, Canada corporation (“Alba Canada”) to the former stockholders for nominal consideration and the cancellation of all of the shares of common stock of our company then owned by the former stockholders.  As a result, a total of 39,720,000 (3,310,000 pre-split) shares were cancelled.

Critical Accounting Policies

Accounts Receivable.  Management periodically performs a detailed review of amounts due from customers to determine if accounts receivable balances are impaired based on factors affecting the collectability of those balances.  Management has provided an allowance for doubtful accounts of approximately $86,000 at September 30, 2009 and $80,000 at December 31, 2008.

Long-Lived Assets.  In accordance with current Accounting Principles long-lived tangible assets subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of undiscounted future cash flows.  As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in their impairment analyses may not be achieved.

Revenue Recognition. The Company’s management recognizes revenue when realized or realizable and earned.  In connection with revenue recorded, the Company establishes a sales returns and allowances reserve for anticipated merchandise to be returned.  The estimated percentage of sales to be returned is based on the Company’s historical experience of returned merchandise. Also, management calculates an estimated gross profit margin on returned merchandise deriving a cost for the anticipated returned merchandise also based on the Company’s historical operations.

The Company’s sole revenue producing activity as a manufacturer and distributor of upscale jewelry is affected by movement in fashion trends and customer desire for new designs, varying economic conditions affecting consumer spending and changing product demand by retailers affecting their desired inventory levels.

Therefore, management’s estimation process for merchandise returns can result in actual amounts differing from those estimates.  This estimation process is susceptible to variation and uncertainty due to the challenges faced by management to comprehensively discern all conditions affecting future merchandise returns whether prompted by fashion, the economy or customer relationships.  Ultimately, management believes historical factors provide the best indicator of future conditions based on the Company’s responsiveness to changes in fashion trends, the cyclical nature of the economy in conjunction with the number of years in business and consistency and longevity of its customer mix.

Overview of Our Current Operations

Our products consist of a wide range of unique styles and designs made from precious metals such as, gold, platinum, and Karat gold, as well as diamonds and other precious stones.  We have approximately 50 to 75 product styles in our inventory, with prices ranging from $400 to $200,000.  Additionally, we have manufacturing control over our line as a result of having a manufacturing facility in New Jersey as well as subcontracts with facilities in Italy and Bangkok.

We intend to acquire design and manufacturing firms throughout the United States and Europe.  If and when we pursue any potential acquisition candidates, we intend to target the top 10% of the world’s jewelry manufactures that have already created an identity and brand in the jewelry industry.  We intend to locate potential candidates through our relationships in the industry and expect to structure the acquisition through the payment of cash, which will most likely be provided from third party financing, as well as the Company’s common stock and not cash generated from the our operations. In the event, we obtain financing from third parties for any potential acquisitions; we may agree to issue the Company’s common stock in exchange for the capital received.

In September 2009, we executed an Asset Purchase Agreement (the “Agreement”) with Mario Panelli & C., s.a.s. (the “Seller”), an Italian company, to acquire substantially all of the assets of the Seller at an amount equal to 100% of the book value of such assets, as defined in the Agreement. The Agreement is pending our closing on financing.

Our management believes that the jewelry industry competes in the global marketplace and therefore must be adaptable to ensure a competitive measure.  Recently the U.S. economy has encountered a slowdown and we anticipate the U.S. economy will most likely remain weak at least through most of 2010.  Consumer spending for discretionary goods such as jewelry is sensitive to changes in consumer confidence and ultimately consumer confidence is affected by general business considerations in the U.S. economy.  Consumer spending for discretionary spending generally decline during times of falling consumer confidence, which may affect the retail sales of our products.  U.S. consumer confidence reflected these slowing conditions during the last quarter of 2007 and has been carried forward throughout the year of 2009. Therefore, we intend to make strong efforts to maintain our brand in the industry through our focus on the innovation and design of our products as well as being able to consolidate and increase cost efficiency when possible through acquisitions.

Result of Operations for the Years Ended December 31, 2009 and 2008

The following income and operating expenses tables summarize selected items from the statement of operations for the year ended December 31, 2009 compared to the year ended December 31, 2008.

INCOME:

	Years Ended December 31,		Increase/
	2009	2008	(Decrease)

Sales – net	$975,354	$1,385,620	(30%)

Cost of Sales	690,708	847,976	(19%)

Gross Profit	$284,646	$537,644	(47%)

Gross Profit as a Percentage of Revenue	29%	39%	(26%)

Sales

Net sales for the year ended December 31, 2009 were $975,354 compared to $1,385,620 for the year ended December 31, 2008.  This resulted in a decrease of approximately $410,000 or 30% from the comparable period.  The decrease is primarily due to the lack of consumer confidence in the U.S. economy which began in 2008. Such lack of confidence has resulted in a slowdown in discretionary spending which has continued to negatively affect our sales from the second half of 2008 throughout fiscal 2009.

Typically, revenues experience significant seasonal volatility in the jewelry industry.  The first two quarters of any given year typically represent approximately 15%-25% of total year revenues, based on historic results.  The holiday buying season during the last two quarters of every year typically account for the remainder of annual sales.

Cost of Sales

Cost of sales for the year ended December 31, 2009 was $690,708 a decrease of approximately $157,000, or 19%, from $847,976 for the year ended December 31, 2008.  Although total cost of sales decreased, which was reflective of the decrease in sales, as a percentage of sales costs increased due to higher commodity prices in 2009.

Gross Profit:

During the year ended December 31, 2009, our gross profit as a percentage of sales was 29%, compared to a gross profit as a percentage of sales of 39% for the year ended December 31, 2008.  Our decreased gross profit during 2009 was a result of higher commodity prices.

OPERATING EXPENSES:

	Years Ended December 31,		Increase/
	2009	2008	(Decrease)

Selling Expenses	$212,709	$368,664	(42%)

Total General and Administrative Expenses	576,708	1,262,623	(54%)

Total Operating Expenses	$789,417	$1,631,287	(52%)

Net Loss	$(597,725)	$(1,106,856)	(46%)

Selling Expenses

Total selling expenses were $212,709 for the year ended December 31, 2009, which was approximately a 42% decrease from $368,664 for the year ended December 31, 2008.  Selling expenses include advertising, trade show expenses and selling commissions.  The decrease in selling expenses during the year ended December 31, 2009 compared to the year ended December 31, 2008 was a result of decreased advertising and travel expenses under the Company’s cost saving programs implemented in 2008.

General and Administrative Expenses

General and administrative expenses were $576,708 for the year ended December 31, 2009 versus $1,262,623 for the year ended December 31, 2008.  The decrease in general and administrative expenses is due primarily to a decrease in professional fees due to certain filings in 2008 related to being a publicly-traded company.  Included in professional fees in 2008 was a non-cash charge related to stock based compensation of $450,000, which decreased to $48,000 in 2009.  Also included in general and administrative expenses In 2008 were share-based compensation of $317,500 and non-cash stock based expense for computer services in the amount of $14,000. Total non-cash stock based compensation was $781,500 in 2008 compared to $68,000 in 2009.

Loss from Operations

During the year ended December 31, 2009, we had a loss from operations totaling $504,771 which was a decrease of approximately $589,000 (54%) from the loss of $1,093,643 for the year ended December 31, 2008.  The primary contributing factor for the decrease in our loss from operations was reductions in selling and general and administrative expenses, as discussed above.

Other Expense / Income

Other Expense / Income is comprised primarily of interest incurred on bank lines of credit, corporate credit cards, term loans and capital leases in connection with operations related to manufacturing and indirect operating expenses offset by miscellaneous income.  Interest expense decreased from $103,715 in 2008 to $93,350 in 2009 primarily due to lower interest rates on credit lines and credit cards.

Income Tax (Benefit) Provision

The Company reported an income tax benefit of $89,133 for the year ended December 31, 2008, which resulted from the utilization of loss carryforwards to offset taxable income generated from our change in accounting method from cash to accrual basis in 2008. There was no income tax benefit in 2009. The decrease in the tax benefit is attributable to the valuation allowance of 100% of our deferred tax asset.

Net Loss

The Company incurred a net loss of $597,725 for the year ended December 31, 2009 versus a net loss of $1,106,856 for the year ended December 31, 2008.  This was a decrease of $509,000 (46%) in our net loss from the comparable period.  Our decrease in net loss is directly attributable to our reduction in selling and general administrative expenses which we resulted from our cost reduction measures implemented in 2008.

Liquidity and Capital Resources

The following table summarizes working capital at December 31, 2009 compared to December 31, 2008.

	December 31,		Increase/
	2009	2008	Decrease

Current Assets	$1,722,903	$2,079,321	$(356,418)

Current Liabilities	$2,100,386	$1,996,988	$103,398

Working Capital	$(377,483)	$82,333	$(459,816)

As of December 31, 2009, we had a cash overdraft of $13,717, compared to a cash overdraft of $7,345 at December 31, 2008.  Over the next twelve months we believe that our existing capital combined with cash flow from operations will be sufficient to sustain our current operations. It is anticipated that we will need to sell additional equity and/or debt securities in the event we locate potential mergers and/or acquisitions.

The Company has experienced a decrease in accounts receivable due to current decline in macro economic conditions of the country which has led to a decline in overall spending in retail and luxury products.

Subsequent to year end, we entered into various debt restructuring and financing agreements as follows:

In February 2010, through an agreement with Socius CG II, Ltd (“Socius”), we settled a $700,000 payment of our credit line with Columbia Bank with the issuance of 5,700,000 shares of common stock (subject to adjustment) to Socius.

In January 2010, we finalized a securities purchase agreement with Tangiers Investors, LP (“Tangiers”) pursuant to which at our discretion we can periodically sell to Tangiers shares of common stock up to a maximum purchase of $25,000,000.  The selling price will be 88% of the lowest volume weighted average price, as defined in the agreement, for the five days immediately following the notice of sale date. In addition, we issued Tangiers 1,111,111 shares of common stock valued at $500,000 for a one-time commitment fee.

In January 2010, through two agreements with Caesar Capital Group, LLC (Caesar”), we settled approximately $250,000 and $152,000 of stockholder loans through the issuance of 1,086,956 and 798,731 shares of common stock to Caesar.

In March 2010, we settled approximately $247,000 in payables with the issuance of 7,800,000 shares of common stock to Socius and we continue to work with Socius on the settlement of an additional approximate $750,000 of debt through the issuance of equity securities.

Accounts receivable at December 31, 2009 and 2008 was $341,695 and $713,194, respectively, representing a decrease of 52%.  We typically offer our customers 60, 90 or 120 day payment terms on sales, depending upon the product mix purchased.  When setting terms with our customers, we also consider the term of the relationship with individual customers and management’s assessed credit risk of the respective customer, and may at management’s discretion, increase or decrease payment terms based on those considerations.  The decrease in accounts receivable from December 31, 2008 to December 31, 2009 is primarily attributable to the decreased sales.

Inventory at December 31, 2009 and 2008 was $1,378,271 and $1,326,989, respectively. Our management seeks to maintain a very consistent inventory level that it believes is commensurate with current market conditions and manufacturing requirements related to anticipated sales volume.  We historically do not have an inventory reserve for slow moving or obsolete products due to the nature of our inventory of precious metals and stones, which are commodity-type raw materials and rise in value based on quoted market prices established in actively trade markets.  This allows for us to resell or recast these materials into new products and/or designs as the market evolves.

Accounts payable and accrued expenses at December 31, 2009 were $587,443 compared to $446,892 at December 31, 2008, which represents a 31% increase.  The increase was a result of payables we were negotiating which were settled in the subsequent period.

Bank Lines of Credit and Notes Payable

Our indebtedness is comprised of various bank credit lines, term loans, capital leases and credit cards intended to provide capital for the ongoing manufacturing of our jewelry line, in advance of receipt of the payment from our retail distributors.  As of December 31, 2009, we had 2 outstanding term loans and two demand notes.  The demand notes bear interest of 10% and are in the amount of $11,500 and $10,000.  One of the term loans is for $100,000 with Leaf Financial Corp., which is payable in monthly installments and matures in December 2013.  The note bears an annual interest rate of 9.47% and as of December 31, 2009, there was an outstanding balance of $83,074.  We also have a $300,000 term loan with JPMorgan Chase, which is payable in monthly installments and matures in June 2011.  The note bears an annual interest rate of 7.60% and as of December 31, 2009 there was an outstanding balance of $115,259.  Both of these notes are collateralized by our assets as well as a personal guarantee by our CEO, Berge Abajian.

Additionally, in November 2009, we issued a 7% secured convertible debenture in the amount of $25,000 to Tangiers Capital, LLC.  The principal and accrued interest is payable on August 16, 2010 (or at an earlier date) or is convertible into shares of our common stock, as defined in the Agreement.

In addition to the notes payable, we utilize bank lines of credit to support working capital needs.  As of December 31, 2009, we had 2 lines of credit.  One bank line of credit is for $700,000 with Columbia Bank and requires minimum monthly payment of interest only.  The interest is calculated at the bank’s prime rate plus 0.75%.  As of December 31, 2008, we had an outstanding balance of $699,999 at an effective annual interest rate of 4.00%.  Additionally, we have a bank line of credit of $55,000 with JPMorgan Chase Bank, which also requires a monthly payment of $500 and matures in June 2011.  The interest rate is calculated at the bank’s prime rate plus 0.75%.  As of December 31, 2009, we had an outstanding balance of $44,380 at an effective annual interest rate of 4.00%.  Each credit line renews annually and is collateralized by our assets as well as a personal guarantee by our CEO, Berge Abajian.

In addition to the bank lines of credit and term loans, we have a number of various unsecured credit cards.  These credit cards require minimal monthly payments of interest only and as of December 31, 2009 have interest rates ranging from 3.99% to 24.90%.  As of December 31, 2009, we have outstanding balances of $177,584.

Satisfaction of our cash obligations for the next 12 months.

A critical component of our operating plan impacting our continued existence is to efficiently manage the production of our jewelry lines and successfully develop new lines through our Company or through possible acquisitions and/or mergers. Our ability to obtain capital through additional equity and/or debt financing, and joint venture partnerships will also be important to our expansion plans. In the event we experience any significant problems assimilating acquired assets into our operations or cannot obtain the necessary capital to pursue our strategic plan, we may have to reduce the growth of our operations. This may materially impact our ability to increase revenue and continue our growth.

Over the next twelve months we believe that our existing capital combined with cash flow from operations will be sufficient to sustain our current operations.  We will use the funds available to us under the Securities Purchase Agreement to fund acquisitions.

Summary of product and research and development that we will perform for the term of our plan.

We are not anticipating significant research and development expenditures in the near future.

Expected purchase or sale of plant and significant equipment.

We do not anticipate the purchase or sale of any plant or significant equipment; as such items are not required by us at this time.

Significant changes in the number of employees.

We currently have 3 full-time employees and 2 part-time employees.  Of our current employees, 1 is sales and marketing personnel, 2 are manufacturing and 2 hold administrative and executive positions.  None of our employees are subject to any collective bargaining agreements.  We do not anticipate a significant change in the number of full time employees over the next 12 months.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results or operations, liquidity, capital expenditures or capital resources that is deemed material.

Critical Accounting Policies

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements in accordance with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reported period.

Accounts Receivable.  Management periodically performs a detailed review of amounts due from customers to determine if accounts receivable balances are impaired based on factors affecting the collectability of those balances.  Management has provided an allowance for doubtful accounts of approximately $97,545 at December 31, 2009.

Long-Lived Assets.  In accordance with generally accepted accounting principles, long-lived tangible assets subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is determined to be impaired, the loss is measures by the excess of the carrying amount of the asset over its fair value as determined by an estimate of undiscounted future cash flows.  As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in their impairment analyses may not be achieved.

Equity-Based Compensation. The Company accounts for equity based compensation transactions with employees under the provisions of ASC Topic No. 718, “Compensation; Stock Compensation” (“Topic No. 718”). Topic No. 718 requires the recognition of the fair value of equity-based compensation in net income. The fair value of the Company’s equity instruments are estimated using a Black-Scholes option valuation model. This model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award. In addition, the calculation of equity-based compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of equity-based awards granted to employees is amortized over the vesting period of the award and the Company elected to use the straight-line method for awards granted after the adoption of Topic No. 718.

The Company accounts for equity based transactions with non-employees under the provisions of ASC Topic No. 505-50, “Equity-Based Payments to Non-Employees” (“Topic No. 505-50”). Topic No. 505-50 establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, which ever is more reliably measurable. When the equity instrument is utilized for measurement the fair value of the equity instrument is estimated using the Black-Scholes option valuation model. In general, the Company recognizes an asset or expense in the same manner as if it was to receive cash for the goods or services instead of paying with or using the equity instrument.

Revenue Recognition. The Company’s management recognizes revenue when realized or realizable and earned.  In connection with revenue recorded, the Company establishes a sales returns and allowances reserve for anticipated merchandise to be returned.  The estimated percentage of sales to be returned is based on the Company’s historical experience of returned merchandise as prescribed by promulgated accounting principles. Also, management calculates an estimated gross profit margin on returned merchandise deriving a cost for the anticipated returned merchandise also based on the Company’s historical operations.

The Company’s sole revenue producing activity as a manufacturer and distributor of upscale jewelry is affected by movement in fashion trends and customer desire for new designs, varying economic conditions affecting consumer spending and changing product demand by retailers affecting their desired inventory levels.

Therefore, management’s estimation process for merchandise returns can result in actual amounts differing from those estimates.  This estimation process is susceptible to variation and uncertainty due to the challenges faced by management to comprehensively discern all conditions affecting future merchandise returns whether prompted by fashion, the economy or customer relationships.  Ultimately, management believes historical factors provide the best indicator of future conditions based on the Company’s responsiveness to changes in fashion trends, the cyclical nature of the economy in conjunction with the number of years in business and consistency and longevity of its customer mix.

Recently Issued Accounting Standards

On July 1, 2009, the Accounting Standards Codification (“ASC”) became the Financial Accounting Standards Board (“FASB”) officially recognized source of authoritative U.S. generally accepted accounting principles applicable to all public and non-public non-governmental entities, superseding existing FASB, AICPA, EITF and related literature. Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the away companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” New authoritative accounting guidance under ASC Topic 820,”Fair Value Measurements and Disclosures,” affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Company adopted the new authoritative accounting guidance under ASC Topic 820 during the first quarter of 2009. Adoption of the new guidance did not significantly impact the Company’s consolidated financial statements.

Further new authoritative accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The forgoing new authoritative accounting guidance under ASC Topic 820 will be effective for the Company’s consolidated financial statements beginning October 1, 2009 and is not expected to have a significant impact on the Company’s consolidated financial statements.

FASB ASC Topic 855, “Subsequent Events.” New authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The new authoritative accounting guidance under ASC Topic 855 became effective for the Company’s financial statements for periods ending after June 15, 2009.  Effective February 24, 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” which revised certain disclosure requirements. ASU No. 2010-09 did not have a significant impact on the Company’s consolidated financial statements. The company evaluated subsequent events, which are events or transactions that occurred after December 31, 2009 through the issuance of the accompanying consolidated financial statements.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have an effect on the accompanying consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as follows, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

The Company receives periodic advances from its principal stockholder based upon the Company's cash flow needs. As of December 31, 2009, $ 440,521.16 was due to the shareholder No terms for repayment have been established.  As a result, the amount is classified as a Current Liability.

In 2007, the Company hired an information technology company to provide consultation and technical support related to certain software applications and technology infrastructure.  The information technology company is also a shareholder of the Company with a total ownership interest of less than 1%.  During 2007, common stock issued to this information technology company in connection with services rendered or, to be performed in future periods totaled $100,000 or 100,000 shares of common stock with a fair value of $1 per share. Of the total, $45,000 related to future services and was recorded as deferred compensation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As of the date of the Acquisition, our shares were quoted on the OTCBB under the symbol “BRGO”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2009
Quarter Ended	High $	Low $
December 31, 2009	0.92	0.44
September 30, 2009	0.00	0.00
June 30, 2009	0.00	0.00
March 31, 2009	0.00	0.00

Fiscal Year Ending December 31, 2008
Quarter Ended	High $	Low $
December 31, 2008	0.00	0.00
September 30, 2008	0.00	0.00
June 30, 2008	0.00	0.00
March 31, 2008	0.00	0.00

(b)   Holders.  As of December 31 2009, our Common Stock was held by approximately 39 shareholders of record. Our transfer agent is Empire Stock Transfer, located at 2470 St. Rose Pkwy, Suite 304 Henderson, NV 89074.  Phone: (702) 818-5898. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

(c)   Dividends.  We have never declared or paid a cash dividend. There are no restrictions on the common stock or otherwise that limit our ability to pay cash dividends if declared by the Board of Directors. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

(d)  Securities Authorized for Issuance Under Equity Compensation Plans.

EXECUTIVE COMPENSATION

Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executives compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our Company through a period of rapid growth.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Employment Agreements

We did not have any employment agreements with our employees for the year ended December 31, 2009.

Following the reporting period, however, on February 28, 2010, we entered into an employment agreement (the “Agreement”) with Berge Abajian, regarding Mr. Abajian’s continued service as our Chief Executive Officer. Mr. Abajian has served as our Chief Executive Officer since October 2009 when he was appointed to the position as part of our acquisition of Diamond Information Institute, Inc., a publicly traded company also listed on the Over-the-Counter Bulletin Board.  Prior to joining us, Mr. Abajian served as the Chief Executive Officer of Diamond Information Institute from 1988 to October 2009.

The material terms of Mr. Abajian’s employment are set forth below.

Term:	5 year term, with automatic one (1) year renewals.
Base Salary:	$175,000 annualized
Bonuses:	Annual cash and equity bonus based on profits of the Company.
Non-Compete Agreement:	Mr. Abajian’s agreement contains a two (2) year non-solicitation clause and a confidentiality clause.
Severance:
In the event Mr. Abajian is terminated as a result of death or for cause he will be entitled to receive (a) a lump sum amount equal to the sum of three (3) months of his annual base salary determined at the time of separation, (b) any bonus owed for the year of termination, (c) reimbursement for expenses for the year.

Stock-Based Awards under the Equity Incentive Plan

We have adopted an unfunded Non-Qualified Deferred Compensation Plan to compensate our Chief Executive Officer.  Under this Plan, we are not required to reserve funds for compensation, and we are only obligated to pay compensation when and if funds are available.  Any amounts due but unpaid automatically accrue to deferred compensation. The Plan has the option to be renewed annually at the discretion of our company. While unfunded and non-recourse, for compliance with GAAP this is disclosed as an accrued expense on the balance sheet.

Retirement Benefits

Currently, we do not provide any company sponsored retirement benefits to any employee, including the named executive officers.

Perquisites

We have historically, provided only modest perquisites to our named executive officers. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for the years ended December 31, 2009 and 2008.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Berge Abajian Chief Executive Officer, President, Principal Accounting Officer	2009	13,413	0	0	20,000	(1)	0	0	17,856	(2)	51,269
	2008	6,242	0	0	50,000	(1)	0	0	25,496	(2)	81,738
Owen Gibson, Former Chief Executive Officer, President, Principal Accounting Officer	2009	0	0	0	0		0	0	0		0
	2008	0	0	0	0		0	0	0		0

(1)   The amounts shown in this column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009 and 2008, in accordance with FAS 123(R). Mr. Abajian was issued 100,000 shares of common stock as compensation for serving on Diamond Information Institute's Board of Directors for the 2007 and 2008 fiscal years.  On February 11, 2009, Mr. Abajian was issued another 50,000 shares of common stock as compensation in advance for serving on Diamond Information Institute's Board of Directors for the upcoming 2009 fiscal year.  None of the shares owned by Mr. Abajian have any registration rights attached to them.

(2)   Other compensation was made up of Mr. Abajian’s car expense and health insurance expenses.

Stock Option Plans

We did not have a stock option plan as of December 31, 2009.

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Audited Financial Statements:

F-1	Reports of Independent Registered Public Accounting Firms
F-3	Consolidated Balance Sheets as of December 31, 2009 and 2008;
F-5	Consolidated Statements of Operations for the years ended December 31, 2009 and 2008;
F-6	Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for period from inception to December 31, 2009;
F-8	Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008;
F-10	Notes to Financial Statements

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Bergio International, Inc.
Fairfield, New Jersey

We have audited the accompanying consolidated balance sheet of Bergio International, Inc. (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Bergio International, Inc. (formerly known as Diamond Information Institute, Inc.) as of and for the year ended December 31, 2008 were audited by other auditors whose report dated March 23, 2009 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bergio International, Inc. as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Silberstein Ungar, PLLC

Bingham Farms, Michigan
March 30, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Bergio International, Inc. formerly, Diamond
Information Institute, Inc.
Fairfield, New Jersey

We have audited the accompanying balance sheet of Bergio International, Inc., formerly, Diamond Information Institute, Inc. as of December 31, 2008, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bergio International, Inc., formerly, Diamond Information Institute, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

Cranford, New Jersey
March 23, 2009

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008

Assets:
Current Assets:
Accounts Receivable – Net	$341,695	$713,194
Inventory	1,378,271	1,326,989
Prepaid Expenses	2,937	39,138

Total Current Assets	1,722,903	2,079,321

Property and Equipment – Net	160,307	160,983

Other Assets:
Investment in Unconsolidated Affiliate	5,000	5,000

Total Assets	$1,888,210	$2,245,304

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008

Liabilities and Stockholders' Equity (Deficit):
Liabilities
Current Liabilities:
Cash Overdraft	$13,717	$7,345
Accounts Payable and Accrued Expenses	587,443	446,892
Bank Lines of Credit – Net	883,583	910,449
Convertible Debt, Net of Discount of $9,075	15,925	--
Current Maturities of Notes Payable	69,335	82,015
Current Maturities of Capital Leases	22,375	23,402
Advances from Stockholder – Net	463,342	394,532
Sales Returns and Allowances Reserve	34,808	132,353
Derivative Liability	9,858	--

Total Current Liabilities	2,100,386	1,996,988

Long-Term Liabilities
Bank Lines of Credit	38,380	--
Notes Payable	150,498	97,270
Capital Leases	16,717	39,092

Total Long-Term Liabilities	205,595	136,362

Commitments and Contingencies	--	--

Total Liabilities	2,305,981	2,133,350

Stockholders' Equity (Deficit)
Common Stock - $.001 Par Value, 75,000,000 Shares Authorized, 51,703,500 and 60,401,400 Shares Issued and Outstanding as of December 31, 2009 and December 31, 2008, respectively	51,703	60,401
Additional Paid-In Capital	1,627,647	1,550,949
Accumulated Deficit	(2,097,121)	(1,499,396)

Total Stockholders' Equity (Deficit)	(417,771)	111,954

Total Liabilities and Stockholders' Equity (Deficit)	$1,888,210	$2,245,304

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008

Sales – Net	$975,354	$1,385,620
Cost of Sales	690,708	847,976
Gross Profit	284,646	537,644

Selling Expenses	212,709	368,664

General and Administrative Expenses
Share-Based Compensation	20,000	317,500
Common Stock Issued for Professional Services	48,000	450,000
Other	508,708	495,123

Total General and Administrative Expenses	576,708	1,262,623

Total Operating Expenses	789,417	1,631,287

Loss from Operations	(504,771)	(1,093,643)

Other Income [Expense]
Interest Expense	(93,350)	(103,715)
Other Income	1,179	1,369
Amortization of Debt Discount	(1,815)	--
Change in Fair Value of Derivative	1,032	--

Total Other Income [Expense]	(92,954)	(102,346)

Loss Before Income Tax Benefit	(597,725)	(1,195,989)

Income Tax Benefit	--	(89,133)

Net Loss	$(597,725)	$(1,106,856)

Net Loss Per Common Share - Basic and Diluted	$(0.01)	$(0.02)

Weighted Average Common Shares Outstanding – Basic and Diluted	51,703,500	60,401,400

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in	Deferred	Accumulated	Total Stockholders’
	Shares	Par Value	Capital	Compensation	Deficit	Equity(Deficit)

Balance January 1, 2008	60,401,400	$60,401	$(25,056)	--	$(959)	$34,386

Recapitalization - reverse acquisition into public shell and sale of Alba Canada	--	--	807,905	(14,307)	(391,581)	402,017

Issuance of common stock of subsidiary for professional services	--	--	450,000	--	--	450,000

Issuance of common stock of subsidiary for compensation	--	--	317,500	--	--	317,500

Issuance of common stock of subsidiary for cash	--	--	600	--	--	600

Amortization of deferred compensation of subsidiary	--	--	--	14,307	--	14,307

Net Loss	--	--	--	--	(1,106,856)	(1,106,856)

Balance - December 31, 2008 - Forward	60,401,400	$60,401	$1,550,949	--	$(1,499,396)	$111,954

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, IMC.)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in	Deferred	Accumulated	Total Stockholders’
	Shares	Par Value	Capital	Compensation	Deficit	Equity(Deficit)

Balance - December 31, 2008 -Forwarded	60,401,400	$60,401	$1,550,949	--	$(1,499,396)	$111,954

Recapitalization - reverse acquisition into public shell	31,022,100	31,022	(31,022)	--	--	--

Issuance of common stock of subsidiary for professional services	--	--	48,000	--	--	48,000

Issuance of common stock of subsidiary for compensation	--	--	20,000	--	--	20,000

Spin-out of mineral operations and cancellation of common stock	(39,720,000)	(39,720)	39,720	--	--	--

Net Loss	--	--	--	--	(597,725)	(597,725)

Balance - December 31, 2009	51,703,500	$51,703	$1,627,647	--	$(2,097,121)	$(417,771)

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
Operating Activities
Net Loss	$(597,725)	$(1,106,856)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Sales Returns and Allowance Reserve	(97,545)	107,627
Depreciation and Amortization	63,380	61,732
Share-Based Compensation	20,000	317,500
Services Rendered for Common Stock	48,000	450,000
Amortization of Deferred Compensation	--	14,307
Deferred Tax Benefit	--	(92,486)
Allowance for Doubtful Accounts	6,000	80,407
Amortization of Debt Discount	1,815	--
Change in Fair Value of Derivative	(1,032)	--

Changes in Assets and Liabilities
[Increase] Decrease in:
Accounts Receivable	365,499	(100,982)
Inventory	(51,282)	6,763
Prepaid Expenses	36,201	9,481
Increase [Decrease] in:
Accounts Payable and Accrued Expenses	140,551	57,096
Total Adjustments	531,589	911,445

Net Cash Used in Operating Activities	(66,138)	(195,411)

Investing Activities:
Capital Expenditures	(62,704)	--

Financing Activities:
Increase [Decrease] in Cash Overdraft	6,372	(40,800)
Advances under Bank Lines of Credit – Net	11,514	56,828
Proceeds from Notes Payable	100,000	--
Proceeds from Convertible Debt	25,000	--
Repayments of Notes Payable	(59,452)	(107,970)
Advances from Stockholder – Net	68,810	304,243
Repayments of Capital Leases	(23,402)	(17,490)
Proceeds from Private Placements of Subsidiary Stock	--	600

Net Cash Provided by Financing Activities	128,842	195,411

Net Change in Cash	--	--

Cash - Beginning of Years	--	--

Cash - End of Years	$--	$--

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008

Supplemental Disclosures of Cash Flow Information:
Cash Paid during the years for:
Interest	$78,000	$101,000
Income Taxes	$2,000	$4,000

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Debt Discount from Fair Value of Imbedded Derivative	$10,890	$--
Issuance of Common Stock to Vendors for Payables	$--	$50,000

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[1] Nature of Operations and Basis of Presentation

Nature of Operations – Bergio International, Inc. [the "Company"] was incorporated in the State of Delaware on July 24, 2007 under the name Alba Mineral Exploration, Inc. On October 21, 2009, as a result of a Share Exchange Agreement (defined below), the corporate name was changed to Bergio International, Inc. and we implemented a 12 for 1 forward stock split of our common shares. All share and per share data has been adjusted to reflect such stock split.  The Company is engaged in the product design, manufacturing, distribution of fine jewelry throughout the United States and is headquartered from its corporate office in Fairfield, New Jersey. Based on the nature of operations, the Company's sales cycle experiences significant seasonal volatility with the first two quarters of the year representing 15% - 25% of annual sales and the remaining two quarters representing the remaining portion of annual sales.

On October 19, 2009, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”), with Diamond Information Institute, Inc. (“Diamond”), a New Jersey corporation. Pursuant to the Exchange Agreement the Company acquired all the issued and outstanding common stock of Diamond, and Diamond became a wholly-owned subsidiary of the Company. In addition, the Company acquired all Diamond’s assets and liabilities effective as of the date of the Exchange Agreement. Per the Exchange Agreement, the Company issued 31,022,100 (2,585,175 pre-split) shares of the Company’s common stock to the shareholders of Diamond (approximately .21884 pre-split shares of Company common stock for each share of Diamond common stock), representing approximately 60% of the Company’s aggregate issued and outstanding common stock following the closing of the Exchange Agreement and the Stock Agreement (defined below). The acquisition of Diamond was treated as a recapitalization, and the business of Diamond became the business of the Company. At the time of the recapitalization, the Company was in the exploration development stage and was not engaged in any active business. The accounting rules for recapitalizations require that beginning October 19, 2009, the date of the recapitalization, the balance sheet reflects the consolidated assets and liabilities of Bergio International, Inc. and the equity accounts were recapitalized to reflect the newly capitalized company. The results of operations reflect the operations of Diamond for all periods presented.

In conjunction with the Exchange Agreement, the Company, on October 20, 2009, entered into a Stock Purchase Agreement (the “Stock Agreement”) with certain stockholders of the Company (the “former stockholders”). Pursuant to the Stock Agreement, the Company spun out its 100% interest in Alba Mineral Exploration, Inc., an Alberta, Canada corporation (“Alba Canada”) to the former stockholders for nominal consideration and the cancellation of all of the shares of common stock of the Company then owned by the former stockholders.  As a result, a total of 39,720,000 (3,310,000 pre-split) shares were cancelled.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation and Liquidity - The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the continuation of operations, realization of assets, and liquidation of liabilities in the ordinary course of business. For the years ending December 31, 2009 and 2008, the Company generated net losses of approximately $598,000 and $1.1 million, respectively. As of December 31, 2009, the Company has funded its working capital requirements primarily through revenue earned, borrowings and periodic advances from its CEO and principal stockholder.

Subsequent to year end, the Company entered into various debt restructuring and financing agreements as follows:

*
In February 2010, through an agreement with Socius CG II, Ltd (“Socius”), the Company settled a $700,000 payment of its credit line with Columbia Bank with the issuance of 5,700,000 shares of common stock (subject to adjustment) to Socius.

*
In January 2010, the Company finalized a securities purchase agreement with Tangiers Investors, LP (“Tangiers”) pursuant to which at its discretion the Company can periodically sell to Tangiers shares of common stock up to a maximum purchase of $25,000,000.  The selling price will be 88% of the lowest volume weighted average price, as defined in the agreement, for the five days immediately following the notice of sale date. In addition, the Company issued Tangiers 1,111,111 shares of common stock valued at $500,000 for a one-time commitment fee.

*
In January 2010, through two agreements with Caesar Capital Group, LLC (“Caesar”), the Company settled approximately $250,000 and $152,000 of stockholder loans through the issuance of 1,086,956 and 798,731 shares of common stock to Caesar.

*
In March 2010, the Company settled approximately $247,000 in payables with the issuance of 7,800,000 shares of common stock to Socius and continues to work with Socius on the settlement of an additional approximate $750,000 of debt through the issuance of equity securities.

Over the next twelve months the Company believes that its existing capital combined with cash flow from operations will be sufficient to sustain its current operations.  However, in the event the Company locates potential acquisitions and/or mergers it will most likely need to sell equity and/or debt securities.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[2] Summary of Significant Accounting Policies

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition - Revenue is recognized upon the shipment of products to customers with the price to the buyer being fixed and determinable and collectability reasonably assured. The Company maintains a reserve for potential product returns based on historical experience.

Cash and Cash Equivalents - Cash equivalents are comprised of certain highly liquid instruments with a maturity of three months or less when purchased. The Company did not have any cash equivalents on hand at December 31, 2009 and 2008.

Accounts Receivable – Accounts receivable is generated from sales of fine jewelry to retail outlets throughout the United States. At December 31, 2009 and 2008, accounts receivable were substantially comprised of balances due from retailers.

An allowance for doubtful accounts is provided against accounts receivable for amounts management believes may be uncollectible. The Company determines the adequacy of this allowance by regularly reviewing the composition of its accounts receivable aging and evaluating individual customer receivables, considering the customer’s financial condition, credit history and current economic circumstance. As of December 31, 2009, and 2008 an allowance for doubtful accounts of $86,407 and $80,407, respectively has been provided.

Inventories - Inventory consists primarily of finished goods and is valued at the lower of cost or market. Cost is determined using the weighted average method and average cost is recomputed after each inventory purchase or sale.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit Risk – Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivables. The Company places its cash with high credit quality financial institutions. The Company, from time to time, maintains balances in financial institutions beyond the insured amounts. At December 31, 2009 and 2008, the Company had no cash balances beyond the federally insured amounts.

Concentrations of credit risk with respect to accounts receivable is limited due to the wide variety of customers and markets into which the Company's services are provided, as well as their dispersion across many different geographical areas. As is characteristic of the Company's business and of the jewelry industry generally, the Company extends its customers seasonal credit terms. The carrying amount of receivables approximates fair value. The Company routinely assesses the financial strength of its customers and believes its credit risk exposure on accounts receivable is limited. Based on management’s review of accounts receivable, an allowance for doubtful accounts has been recorded for the years ending December 31, 2009 and 2008. The Company does not require collateral to support these financial instruments.

Property and Equipment and Depreciation - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives ranging from five (5) to seven (7) years.

Expenditures for repairs and maintenance are charged to expense as incurred whereas expenditures for renewals and improvements that extend the useful life of the assets are capitalized. Upon the sale or retirement, the cost and the related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported within the Statements of Operations in the period of disposal.

Long-Lived Assets - In accordance with generally accepted accounting principles, long-lived tangible assets subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets exceed their fair value as determined by an estimate of undiscounted future cash flows.

Losses on assets held for disposal are recognized when management has approved and committed to a plan to dispose of the assets, and the assets are available for disposal.

Fair Value of Financial Instruments - Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at that time.  For certain instruments, including the cash overdraft, accounts receivable, accounts payable and accrued expenses, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity.  The fair value of property and equipment is estimated to approximate their net book value.  The fair value of debt obligations as recorded approximates their fair values due to the variable rate of interest associated with these underlying obligations.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in Unconsolidated Affiliates - Investments in unconsolidated affiliates, in which the Company owns less than 20% or otherwise does not exercise significant influence, are stated at cost.  At December 31, 2009 and 2008, the Company had an investment in which the Company owned less than 1% interest in an unconsolidated affiliate and therefore the investment is carried at cost.

Equity-Based Compensation - The Company accounts for equity based compensation transactions with employees under the provisions of ASC Topic No. 718, “Compensation: Stock Compensation” (“Topic No. 718”). Topic No. 718 requires the recognition of the fair value of equity-based compensation in net income. The fair value of the Company’s equity instruments are estimated using a Black-Scholes option valuation model. This model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award. In addition, the calculation of equity-based compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of equity-based awards granted to employees is amortized over the vesting period of the award and the Company elected to use the straight-line method for awards granted after the adoption of Topic No. 718.

The Company accounts for equity based transactions with non-employees under the provisions of ASC Topic No. 505-50, “Equity-Based Payments to Non-Employees” (“Topic No. 505-50”). Topic No. 505-50 establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, which ever is more reliably measurable. When the equity instrument is utilized for measurement the fair value of the equity instrument is estimated using the Black-Scholes option valuation model. In general, the Company recognizes an asset or expense in the same manner as if it was to receive cash for the goods or services instead of paying with or using the equity instrument.

Advertising and Promotional Costs - Advertising and promotional costs are expensed as incurred and are recorded as part of Selling Expenses in the Statement of Operations.  The total cost for the years ended December 31, 2009 and 2008 was approximately $44,000 and $46,000, respectively.

During the year, the Company prepays costs associated with trade shows which, are recorded as Prepaid Expenses in the Balance Sheet and are charged to the Statement of Operations upon the trade shows being conducted. For the years ended December 31, 2009 and 2008, approximately $61,000 and $39,000, respectively, of trade show expenses have been recorded.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes – The Company accounts for income taxes under the provisions of FASB ASC Topic No. 740 “Income Taxes” which requires the use of the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized. At December 31, 2009 and 2008, the entire deferred tax asset has been fully reserved because management has determined that it is not more likely than not that the net operating loss carry forwards will be realized in the future.

On January 1, 2007, the Company adopted the provisions of Topic No. 740 as they relate to uncertainty in income tax positions.  There was no impact on the Company's  consolidated  financial  position,  results of operations or cash flows at December 31, 2006 and for the year then ended, as a result of  implementing  these provisions. At the adoption date of January 1, 2007 and December 31, 2008, the Company did not have any unrecognized tax benefits.  The Company's practice is to recognize interest and/or penalties related to income tax matters in income tax expense.  As of January 1, 2007 and December 31, 2008, the Company had no accrued interest or penalties.  The Company  currently has no federal or state tax  examinations  in progress  nor has it had  any  federal  or  state  tax  examinations  since  its inception.  All of the Company's tax years are subject to federal and state tax examination.

Basic and Diluted Loss Per Share - Basic earnings per share includes no dilution and is computed by dividing earnings  available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflect the potential dilution of securities that could occur through the effect of common shares issuable upon the exercise of stock options, warrants and convertible securities.

Subsequent Events – The Company evaluated subsequent events, which are events or transactions that occurred after December 31, 2009 through the issuance of the accompanying consolidated financial statements.

[3] New Authoritative Accounting Guidance

On July 1, 2009, the Accounting Standards Codification (“ASC”) became the Financial Accounting Standards Board (“FASB”) officially recognized source of authoritative U.S. generally accepted accounting principles applicable to all public and non-public non-governmental entities, superseding existing FASB, AICPA, EITF and related literature. Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the away companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” New authoritative accounting guidance under ASC Topic 820,”Fair Value Measurements and Disclosures,” affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Company adopted the new authoritative accounting guidance under ASC Topic 820 during the first quarter of 2009. Adoption of the new guidance did not significantly impact the Company’s consolidated financial statements.

Further new authoritative accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The forgoing new authoritative accounting guidance under ASC Topic 820 will be effective for the Company’s consolidated financial statements beginning October 1, 2009 and is not expected to have a significant impact on the Company’s consolidated financial statements.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FASB ASC Topic 855, “Subsequent Events.” New authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The new authoritative accounting guidance under ASC Topic 855 became effective for the Company’s financial statements for periods ending after June 15, 2009. Effective February 24, 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” which revised certain disclosure requirements. ASU No. 2010-09 did not have a significant impact on the Company’s consolidated financial statements. The company evaluated subsequent events, which are events or transactions that occurred after December 31, 2009 through the issuance of the accompanying consolidated financial statements.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have an effect on the accompanying consolidated financial statements.

[4] Property and Equipment

Property and equipment and accumulated depreciation and amortization are as follows:

	December 31,	December 31,
	2009	2008

Selling Equipment	$64,353	$56,000
Office and Equipment	296,621	242,271
Leasehold Improvements	7,781	7,781
Furniture and Fixtures	18,487	18,487

Total – At Cost	387,242	324,539
Less: Accumulated Depreciation and Amortization	226,935	163,556

Property and Equipment – Net	$160,307	$160,983

Depreciation and amortization expense for the years ended December 31, 2009 and 2008 was approximately $63,000 and $62,000, respectively.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[5] Notes Payable

	December 31,	December 31,
	2009	2008

Notes payable due in equal monthly installments, over 36 months, maturing through May 2009 at interest rates of 7.25%. The notes are collateralized by the assets of the Company.	$--	$20,965

Notes payable due in equal monthly installments, at December 31, 2009 – 19 monthly payments of $2,500 and one payment on June 30, 2011 equal to the outstanding balance; at December 31, 2008 - over 60 months, maturing through May 2011; interest rates of 7.60%. The notes are collateralized by the assets of the Company.	115,259	158,320

Notes payable due in equal monthly installments, over 60 months, maturing through December 2013 at interest rates of 9.47%. The notes are collateralized by specific assets of the Company.	83,074	--
Notes payable due on demand at interest rate of 10%.	11,500	--
Notes payable due on demand at interest rate of 10%.	10,000	--

Total	219,833	179,285
Less: Current Maturities Included in Current Liabilities	69,335	82,015

Total Long-Term Portion of Debt	$150,498	$97,270

Maturities of long-term debt are as follows:

Years ended December 31,
2010	$69,335
2011	104,921
2012	21,678
2013	23,899

Total	$219,833

(1) Terms in 2009 are per the Post Judgment Payment and Forbearance Agreement dated October 9, 2009 between the company and the bank.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[6] Bank Lines of Credit

A summary of the Company’s credit facilities is as follows:

	December 31,	December 31,
	2009	2008

Credit Line of $700,000, minimum payment of interest only is due monthly at the bank's prime rate plus .75%. At December 31, 2009 and 2008, the interest rate was 4.00%. The Credit Line renews annually in May and is collateralized by the assets of the Company.	$699,999	$699,999

Credit Line of $55,000, at December 31, 2009 – 19 monthly payments of $500 and one payment on June 30, 2011 equal to outstanding balance; at December 31, 2008 minimum payment of interest only is due monthly at the bank's prime rate plus .75%. At December 31, 2009 and 2008, the interest rate was 4.00%; collateralized by the assets of the Company. (1)	44,380	45,793

Various unsecured Credit Cards of $188,200 and $178,700, minimum payment of principal and interest are due monthly at the credit card's annual interest rate. At December 31, 2009 and 2008, the interest rates ranged from 3.99% to 24.90% and 4.74% to 13.99%, respectively.	177,584	164,657

Total	921,963	910,449

Less: Current maturities included in current liabilities	883,583	910,449

	$38,380	$--

The Company's CEO and majority shareholder also serves as a guarantor of the Company's debt.

The Company had approximately $10,000 and $9,000 available under the various credit facilities (not including credit cards) at December 31, 2009 and 2008, respectively.

Maturities of long-term debt are as follows:

Years ended December 31,
2010	$883,583
2011	38,380

Total	$921,963

1) Terms in 2009 are per the Post Judgment Payment and Forbearance Agreement dated October 9, 2009 between the company and the bank.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[7] Convertible Debt

On November 16, 2009, the Company issued a 7% Secured Convertible Debenture (the “November 2009 Debenture”) in the amount of $25,000 to Tangiers Capital, LLC. The principal and accrued interest is payable on August 16, 2010 or such earlier date as defined in the agreement. Upon issuance, the November 2009 Debenture, including any accrued interest, was convertible into shares of the Company’s common stock at a price of 80% of the average of the two lowest trading prices, determined on the then current trading market for the Company’s common stock, for the ten trading days prior to conversion, at the option of the holder. The holder is entitled to “piggyback” registration rights on shares of common stock issued upon conversion. The Company accounts for the fair value of the conversion feature in accordance with ASC Topic No. 815-15 “Derivatives and Hedging; Embedded Derivatives” (“Topic No. 815-15”). Topic No. 815-15 requires the Company to bifurcate and separately account for the conversion feature as an embedded derivative contained in the Company’s convertible debt. The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of consolidated results of operations. The Company valued the embedded derivative using the Black-Scholes pricing model. The fair value upon issuance, $10,890, was recorded as a derivative liability and a discount to the convertible debt.  The discount is being amortized over the 9 month life of the debt. Amortization of debt discount amounted to $1,815 for the year ended December 31, 2009. The derivative liability is revalued each reporting period using the Black-Scholes model. For the year ended December 31, 2009, the Company recorded an unrealized gain from the change in the fair value of the derivative liability of $1,032.

[8] Equipment Held Under Capital Leases

The Company's equipment held under the capital lease obligations as of December 31, 2009 and 2008 is summarized as follows:

	December 31,	December 31,
	2009	2008

Showroom Equipment	$96,000	$96,000
Less: Accumulated Amortization	54,933	35,733

Equipment Held under Capitalized Lease Obligations - Net	$41,067	$60,267

Amortization related to the equipment held under capital leases for the years ended December 31, 2009 and 2008 was approximately $19,000 and $19,000, respectively.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2009 the future minimum lease payments under the capital leases are as follows:

2010	$26,432
2011	17,404

Total	43,836
Less: Amount Representing Imputed Interest	4,744

Present Value of Net Minimum Capital Lease Payments	39,092
Less: Current Portion of Capitalized Lease Obligations	22,375

Non Current Portion of Capitalized Lease Obligations	$16,717

Interest expense related to capital leases for the years ended December 31, 2009 and 2008 was approximately $5,000 and $7,000, respectively.

[9] Income Taxes

The income tax [benefit] provision is as follows:

	Year Ended December 31,
	2009	2008
Current:
Federal	$--	$--
State	--	3,353

Totals	--	3,353

Deferred:
Federal	--	(78,672)
State	--	(13,814)

Totals	--	(92,486)

Totals	$--	$(89,133)

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[9] Income Taxes (Continued)

Deferred income tax assets [liabilities] are as follows:

	December 31,	December 31,
	2009	2008

Deferred Income Tax Assets:
Net Operating Loss Carryforwards	$656,485	$590,514
Allowance for Doubtful Accounts	34,511	32,115
Allowance for Sales Returns	13,903	52,862

Totals	704,899	675,491

Deferred Income Tax Liabilities:
Property and Equipment	$(25,925)	$(25,546)
Sec. 481 Adjustment - Accrual Basis	(249,919)	(374,879)
Totals	(275,844)	(400,425)
Gross Deferred Tax Asset [Liability]	429,055	275,066

Valuation Allowance for Deferred Taxes	(429,055)	(275,066)
Net Deferred Tax Asset [Liability]	$--	$--

Reconciliation of the Federal statutory income tax rate to the effective income tax rate is as follows:

	2009	2008

U.S. statutory rate	(34%)	(34%)
State income taxes – net of federal benefit	6%	6%
Change in valuation allowance and other	28%	21%
Effective rate	--	(7%)

Effective with the 2008 tax year, management voluntarily elected a change in its method of tax accounting to the accrual basis as required by Section 481 of the Internal Revenue Code (the "IRC"). In management's opinion, based on provisions of the IRC, a voluntary election to the accrual basis of tax reporting should not subject the Company to tax examinations for previous years that income tax returns have been filed and prompt an uncertain tax position in accordance with the ASC Topic No. 740. As a result, no contingent liability has been recorded for the anticipated change in tax reporting. Further, the resulting tax liability from the change in tax accounting method will be reduced by operating losses previously incurred.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2009, the Company had approximately $1,600,000 of federal net operating tax loss carryforwards expiring at various dates through 2029.  The Tax Reform Act of 1986 enacted a complex set of rules which limits a company's ability to utilize net operating loss carryforwards and tax credit carryforwards in periods following an ownership change. These rules define an ownership change as a greater than 50 percent point change in stock ownership within a defined testing period which is generally a three-year period. As a result of stock which may be issued by us from time to time and the conversion of warrants, options or the result of other changes in ownership of our outstanding stock, the Company may experience an ownership change and consequently our utilization of net operating loss carryforwards could be significantly limited.

Based upon the net losses historically incurred and, the prospective global economic conditions, management believes that it is not more likely than not that the deferred tax asset will be realized and has provided a valuation allowance of 100% of the deferred tax asset. The valuation allowance increased by approximately $154,000 and $275,000 in the years ended December 31, 2009 and 2008, respectively.

[10] Stockholders' Equity

The Company is authorized to issue 75,000,000 shares of common stock, par value $.001 per share. At December 31, 2009 and 2008, there were 51,703,500 and 60,401,400 common shares issued and outstanding, respectively. In October 2009, the Company effected a 12 for 1 forward split of its common stock. All share and per share data has been adjusted to reflect such stock split.

On October 19, 2009, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”), with Diamond Information Institute, Inc. (“Diamond”), a New Jersey corporation. Pursuant to the Exchange Agreement the Company acquired all the issued and outstanding common stock of Diamond, and Diamond became a wholly-owned subsidiary of the Company. In addition, the Company acquired all Diamond’s assets and liabilities effective as of the date of the Exchange Agreement. Per the Exchange Agreement, the Company issued 31,022,100 (2,585,175 pre-split) shares of the Company’s common stock to the shareholders of Diamond (approximately .21884 pre-split shares of Company common stock for each share of Diamond common stock), representing approximately 60% of the Company’s aggregate issued and outstanding common stock following the closing of the Exchange Agreement and the Stock Agreement (defined below). The acquisition of Diamond was treated as a recapitalization, and the business of Diamond became the business of the Company. At the time of the recapitalization, the Company was in the exploration development stage and was not engaged in any active business. The accounting rules for recapitalizations require that beginning October 19, 2009, the date of the recapitalization, the balance sheet reflects the consolidated assets and liabilities of Bergio International, Inc. and the equity accounts were recapitalized to reflect the newly capitalized company. The results of operations reflect the operations of Diamond for all periods presented.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with the Exchange Agreement, the Company, on October 20, 2009, entered into a Stock Purchase Agreement (the “Stock Agreement”) with certain stockholders of the Company (the “former stockholders”). Pursuant to the Stock Agreement, the Company spun out its 100% interest in Alba Mineral Exploration, Inc., an Alberta, Canada corporation (“Alba Canada”) to the former stockholders for nominal consideration and the cancellation of all of the shares of common stock of the Company then owned by the former stockholders. As a result, a total of 39,720,000 (3,310,000 pre-split) shares were cancelled.

In the years ended December 31, 2009 and 2008, our subsidiary issued 120,000 and 450,000 shares of its common stock valued at $48,000 and $450,000, respectively, to its SEC counsel for professional services.

In the years ended December 31, 2009 and 2008, our subsidiary issued 50,000 and 317,500 shares of its common stock valued at $20,000 and $317,500, respectively, to members of its Board of Directors and Advisory Panel for services rendered.

In the year ended December 31, 2008, our subsidiary sold 600 shares of its common stock to unrelated individuals for $600.

[11] Related Party Transactions

The Company receives periodic advances from its principal stockholder based upon the Company's cash flow needs. At December 31, 2009 and 2008, $463,342 and $394,532, respectively was due to the shareholder.  Interest expense is accrued at an average annual market rate of interest which was 3.25% and 4.99% at December 31, 2009 and 2008, respectively.  No terms for repayment have been established. As a result, the amount is classified as a Current Liability.

[12] Commitment and Contingencies

Operating Leases - The Company leases certain office and manufacturing facilities and equipment. The lease agreements, which expire at various dates through 2011, are subject, in many cases, to renewal options and provide for the payment of taxes, and operating costs, such as insurance and maintenance.  Certain leases contain escalation clauses resulting from the pass-through of increases in operating costs and property taxes.  All these leases are classified as operating leases.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Aggregate minimum annual rental payments under non-cancelable operating leases are as follows:

Years ended December 31,
2010	$15,900
2011	600

Total	$16,500

Rent expense for the Company's operating leases for the years ended December 31, 2009 and 2008 was approximately $25,000 and $26,000, respectively.

Acquisition - The Company entered into an Asset Purchase Agreement with Mario Panelli & C. s.a.s. (“Seller”), an Italian distributor of high-end jewelry, and Mario Panelli and Mogni Viviana (“Owners”), wherein the Company agreed to purchase substantially all the assets of the Seller. The Company agreed to pay the Seller an amount equal to 100% of the book value of the Seller’s inventory as determined in accordance with U.S. generally accepted accounting principles. The closing date, which was originally scheduled for September 30, 2009 and was first extended 30 days until October 30, 2009, is extended pending the Company obtaining adequate financing to complete the transaction.

Litigation - The Company, in the normal course of business, is involved in certain legal matters for which it carries insurance, subject to certain exclusions and deductibles.  As of December 31, 2009 and through the date of issuance of these financial statements, there was no asserted or unasserted litigation, claims or assessments warranting recognition and/or disclosure in the financial statements.

[13] Subsequent Events

Debt/Equity Agreements

Subsequent to year end, the Company entered into various debt restructuring and financing agreements as follows:

*
In February 2010, through an agreement with Socius CG II, Ltd (“Socius”), the Company settled a $700,000 payment of its credit line with Columbia Bank with the issuance of 5,700,000 shares of common stock (subject to adjustment) to Socius.

*
In January 2010, the Company finalized a securities purchase agreement with Tangiers Investors, LP (“Tangiers”) pursuant to which at its discretion the Company can periodically sell to Tangiers shares of common stock up to a maximum purchase of $25,000,000.  The selling price will be 88% of the lowest volume weighted average price, as defined in the agreement, for the five days immediately following the notice of sale date. In addition, the Company issued Tangiers 1,111,111 shares of common stock valued at $500,000 for a one-time commitment fee.

*
In January 2010, through two agreements with Caesar Capital Group, LLC (Caesar”), the Company settled approximately $250,000 and $152,000 of stockholder loans through the issuance of 1,086,956 and 798,731 shares of common stock to Caesar.

*
In March 2010, the Company settled approximately $247,000 in payables with the issuance of 7,800,000 shares of common stock to Socius and continues to work with Socius on the settlement of an additional approximate $750,000 of debt through the issuance of equity securities.

BERGIO INTERNATIONAL, INC. (F/K/A ALBA MINERAL EXPLORATION, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Information [Unaudited]

The Company believes that the above transactions, when completed, will have a beneficial affect on its working capital and overall balance sheet. Following represents a pro forma summary balance sheet assuming that the above transactions with Socius and Ceasar were completed as of December 31, 2009 (there can be no assurance that such transactions will be completed in the subsequent period):

	Actual December 31, 2009	Pro Forma Adjustments	Pro Forma December 31, 2009

Current assets	$1,722,903	$--	$1,722,903
Other assets	165,307	--	165,307
Total assets	$1,888,210	$--	$1,888,210

Current liabilities	$2,100,386	$(1,950,000)	$150,386
Long-term liabilities	205,595	(150,000)	55,595
Stockholders’ equity (deficit)	(417,771)	2,100,000	1,682,229

Total liabilities and stockholders’ equity (deficit)	$1,888,210	$--	$1,888,210

Employment Agreement

Effective January 4, 2010, the Company entered into an employment agreement with its Chief Executive Officer (“CEO”). The agreement, which is for a five year term, provides for an initial base salary of $175,000 per year with a 3% annual increase thereafter. The CEO is also entitled to certain bonuses based on revenue growth and net profits and other customary benefits, as defined in the agreement.

Other

On February 23, 2010, the Company amended its Certificate of Incorporation to increase the number of authorized common shares to 200,000,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$100.83
Legal Fees and Expenses	$35,000.00
Accounting Fees and Expenses	$14,800.00
Total	$49,900.83

Item 14.	Indemnification of Directors and Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

During the past three years the Company has had the following unregistered sales of its securities:

2010

In connection with the Share Exchange Agreement dated October 19, 2009, the previous shareholders of Diamond Information Institute, Inc. received 2,585,175 shares of our common stock (31,022,100 shares post 12 for 1 split). The 2,585,175 shares of our common stock which were issued to the former holders of common stock of Diamond Information Institute, Inc. were done so in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

In February 2010, through an agreement with Socius CG II, Ltd (“Socius”), we settled a $700,000 payment of our credit line with Columbia Bank with the issuance of 5,700,000 shares of common stock (subject to adjustment) to Socius. The offer and sale of the securities above were effected in reliance on Section 3(a)(10) of the Securities Act of 1933 based on the court’s approval of the issuance of the shares and that the terms and conditions of the exchange of the shares for the release of the claims was fair, reasonable and adequate (procedurally and substantively) to the plaintiffs.

In January 2010, through two agreements with Caesar Capital Group, LLC (Caesar”), we settled approximately $250,000 and $152,000 of stockholder loans through the issuance of 1,086,956 and 798,731 shares of common stock to Caesar.  The shares of our common stock were issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder.

In March 2010, we settled approximately $247,000 in payables with the issuance of 7,800,000 shares of common stock to Socius and we continue to work with Socius on the settlement of an additional approximate $750,000 of debt through the issuance of equity securities. The offer and sale of the securities above were effected in reliance on Section 3(a)(10) of the Securities Act of 1933 based on the court’s approval of the issuance of the shares and that the terms and conditions of the exchange of the shares for the release of the claims was fair, reasonable and adequate (procedurally and substantively) to the plaintiffs.

2009

In January 2009, the Company agreed to issue its SEC counsel, 100,000 shares of restricted common stock with a fair value of $0.40 per share or $40,000 for services in connection with the effective filing of Form 15c-211 and submittal to FINRA through a market maker. The Share-Based Compensation expense for the three and nine months ended September 30, 2009 amounted to $0 and $40,000, respectively.

In February 2009, the Company issued to its CEO 50,000 shares of restricted common stock with a fair value of $0.40 per share or $20,000 for services as a Board of Directors member throughout 2009.  The Share-based Compensation expense for the three and nine months ended September 30, 2009 amounted to $5,000 and $15,000, respectively.

On November 16, 2009 we entered into a Securities Purchase Agreement with Tangiers. Pursuant to the Securities Purchase Agreement the Company may, at its discretion, periodically sell to Tangiers shares of its common stock for a total purchase price of up to $25,000,000. For each share of common stock purchased under the Securities Purchase Agreement, Tangiers will pay  us 88% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The price paid by Tangiers for the Company's stock shall be determined as of the date of each individual request for an advance under the Securities Purchase Agreement. Tangiers’ obligation to purchase shares of the Company's common stock under the Securities Purchase Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company's common stock sold under the Securities Purchase Agreement and is limited to $250,000 per ten consecutive trading days after the advance notice is provided to Tangiers. The Securities Purchase Agreement shall terminate and Tangiers shall have no further obligation to make advances under the Securities Purchase Agreement at the earlier of the passing of 24 months after the date that the Securities and Exchange Commission declares the Company’s registration statement effective or the Company receives advances from Tangiers equal to the $25,000,000. Pursuant to the Securities Purchase Agreement, on December 16, 2009, Tangiers will receive a one-time commitment fee equal to $500,000 of the Company's common stock divided by the lowest volume weighted average price of the Company's common stock during the 10 business days immediately following the date of the Securities Purchase Agreement, as quoted by Bloomberg, LP.  As of December 1, 2009, the shares of common stock to be issued in order to receive advances under the Securities Purchase Agreement upon issuance would equal approximately 30% of our outstanding common stock.

2008

In January 2008, two Advisory Panel members and a Board of Director member received restricted common stock for services to be rendered throughout 2008.  The two Advisory Panel members received 50,000 and 100,000 shares, respectively, with a fair value of $1.00 per share or $150,000 while the Board of Director member received 50,000 shares with a fair value of $1.00 per share or $50,000.  For the year ended December 31, 2008, $200,000 was charged to the Statement of Operations as Share-based Compensation expense.

In January 2008, the Company issued 117,500 shares of restricted common stock with a fair value of $1.00 per share or $117,500 to employees.  Shares issued in connection with the Board of Director consent, were dispersed ratably over the first two quarters of 2008 as authorized in the consent.

In January and February 2008, the Company sold 600 shares of common stock at $1.00 per share to individual investees.

For the year ended December 31, 2008, the Company issued to its SEC counsel, 450,000 shares of restricted common stock with a fair value of $1.00 per share or $450,000 for services previously rendered in connection with the effective filing of Form S-1 with the SEC.

2007

In April 2007, the Company entered into a Debt Conversion Agreement (the "Agreement") and issued 100,000 shares of common stock at $1 per share to a vendor as full satisfaction for accounts payable previously due and future services to be rendered.  Of the total $100,000 of common stock issued, $55,000 was to satisfy previous account payable balances and $45,000 was issued as consideration for future services to be rendered and is reflected in the Deferred Compensation caption of the stockholders' equity section of the Balance Sheet, of which approximately $14,000 and $31,000, respectively was expensed in 2008 and 2007. The shares have a one year restriction from sale or offering.

In June 2007, the Company entered into a Debt Conversion Agreement (the "Agreement") and issued 150,000 shares of common stock at a fair market value of $1 per share to a vendor as full satisfaction of an accounts payable balance of $150,000.  The shares have a one year restriction from sale or offering and the Agreement allows for the vendor to purchase for a period of 60 months from the date of closing of this Agreement 150,000 shares of common stock under "Class A" purchase warrants at $1.50 per share.  Through December 31, 2008, no "Class A" purchase warrants were exercised by the vendor.

During the second quarter of 2007, the Company conducted a private placement offering (the "Offering") of its common stock to Accredited Investors in accordance with SEC regulations.  The offering was up to 40 units at $25,000 per unit or $1,000,000 in total.  Each unit was composed of 25,000 shares of common stock and 25,000 "Class A" common stock purchase warrants to purchase additional shares at $1.50 per share.

During 2007, the Board of Directors ratified issuance of 50,000 restricted shares of common stock to the Company's CEO, also serving as a director, as compensation for services rendered through December 31, 2007.  The Board of Directors also ratified issuance of a total of 100,000 restricted shares of common stock to two of the Company's Advisory Panel Members as compensation for services rendered from January through December of 2007.

For the year ended December 31, 2007, the Company valued their shares based on recent stock transaction, and recorded $150,000 of stock based compensation expense which is reflected as part of General and Administrative expenses in the Statement of Operations.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16.	Exhibits

EXHIBIT	DESCRIPTION
3.0	Articles of Incorporation, as amended Incorporated by reference to the Registration Statement on Form S-1/A filed April 23, 2008
3.1	Certificate of Amendment Incorporated by reference to the Company’s 8K filed on October 22, 2009
3.2	Bylaws, as amended Incorporated by reference to the Registration Statement on Form S-1/A filed April 23, 2008
5.1	Opinion of Legal Counsel (to be filed by amendment)
10	Securities Purchase Agreement, dated November 16, 2009, between the Company and Tangiers Investors, LP
10.1	Registration Right Agreement dated November 16, 2009 between the Company and Tangiers Investors, LP
10.2	Share Exchange Agreement between Diamond Information Institute and Alba Mineral Exploration dated October 19, 2009, Incorporated by reference to the Company’s 8K filed on October 21, 2009.
16.1
Letter from Seale and Beers, CPAs, dated October 22, 2009 to the Securities and Exchange Commission Incorporated by reference as an Exhibit to the Company's 8K filed on October 27, 2009 with the Securities and Exchange Commission

23.1	Auditor's Consent
23.2	Consent of Legal Counsel(included in Exhibit 5.1)

Item 17.	Undertakings

(A)	The undersigned Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating t For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
o an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fairfield, State of New Jersey, on the 4th day of May 2010.

BERGIO INTERNATIONAL, INC.

Date: May 4, 2010	By:	/s/ Berge Abajian
Berge Abajian

Pursuant to the requirements of the Securities Act of 1933, this registration statements was signed by the following persons in the capacities and on the dates stated:

Date: May 4, 2010	By:	/s/Berge Abajian
Berge Abajian